UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GILDER ENTERPRISES, INC.
(Name of small business issuer in its charter)

NEVADA	4813	98-0373793
(State or jurisdiction of incorporation or	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
organization)	Classification Code Number)

3639 Garibaldi Drive
North Vancouver, British Columbia, Canada V7H 2W2
Telephone: (604) 924-8180
(Address and telephone number of principal executive offices)

3639 Garibaldi Drive
North Vancouver, British Columbia, Canada V7H 2W2
(Address of principal place of business or intended principal place of business)

Michael H. Taylor, Esq.
O’Neill & Taylor, PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of Agent for Service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of
this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,667,500 shares	$0.25	$916,875	$116.17

(1)	Based on last sales price on May 14, 2003
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant Hereby Amends This Registration Statement On Such Date Or Dates As May Be Necessary To Delay Its Effective Date Until The Registrant Shall File A Further Amendment Which Specifically States That This Registration Statement Shall Thereafter Become Effective In Accordance With Section 8(A) Of The Securities Act Of 1933 Or Until The Registration Statement Shall Become Effective On Such Date As The Commission, Acting Pursuant To Section 8(A), May Determine.

SUBJECT TO COMPLETION, Dated March 22, 2004

PROSPECTUS

GILDER ENTERPRISES, INC.

3,667,500 SHARES
COMMON STOCK
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The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus. We will not receive any proceeds from this offering. We have set an offering price for these securities of $0.25 per share.

			Proceeds to Selling Shareholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.25	Not Applicable	$0.25

Total	$916,875	Not Applicable	$916,875

Our common stock is presently not traded on any market or securities exchange.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the over-the-counter bulletin board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

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The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The Date Of This Prospectus Is: March 22, 2004

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Until ______ , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Summary

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, the “Company” or “Gilder” refers to Gilder Enterprises, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares.

Gilder Enterprises, Inc.

We were incorporated on April 25, 2002 under the laws of the State of Nevada. Our principal offices are located at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada V7H 2W2. Our telephone number is (604) 924-8180.

We own 51% of Nex Connectivity Solutions Inc. (“Nex Connectivity Solutions”), a Canadian federal corporation incorporated on March 25, 2003. We own the majority interest in Nex Connectivity Solutions together with our joint venture partner, 5G Wireless Communications Pte. Ltd. (“5G Wireless”), a Singapore company that owns the remaining 49% interest in Nex Connectivity Solutions. Nex Connectivity Solutions was incorporated in order that we could carry out a joint venture with 5G Wireless for the design, building, owning and operation of specialized Internet access networks, initially serving the needs of business travelers.

Nex Connectivity Solutions has secured its initial contract for the installation and operation of a high-speed Internet access network at the Empire Landmark Hotel, a hotel property in Vancouver, British Columbia, Canada. The Empire Landmark Hotel is owned and operated by Asia Standard Hotel (Holdings) Limited (“ASHH”), based in Hong Kong.

This initial contract will require Nex Connectivity Solutions to complete the installation of the Internet access network at its cost and will provide revenues on a revenue-sharing basis with the hotel property owner based on revenues generated from hotel customer use of the Internet access network. Nex Connectivity Solutions plans to use this initial contract as an initial step into the Internet access network operations business in the Vancouver area. If Nex Connectivity Solutions is successful in securing additional contracts for Internet access network operations in the Vancouver area, then our business plan is to expand the business into new geographical areas and into new target markets, such as convention centers and institutions.

Our business operations and the operations of Nex Connectivity Solutions are in the start-up phase. Neither we nor Nex Connectivity Solutions have earned any revenues to date. The achievement of revenues will be initially based on the successful completion of the initial contract secured by Nex Connectivity Solutions. We plan to use revenues from this initial project to fund further expansion. However, there is no assurance that revenues from this initial project will be sufficient to pursue further Internet access network installations without additional financing.

Our financial information as of February 29, 2004 and May 31, 2003 is summarized below:

Consolidated Balance Sheet:

	Period Ended	Year Ended May 31,
	February 29, 2004	2003
	(Unaudited)	(Audited)
Cash	$44,938	$57,581
Total Assets	$65,082	$74,305
Total Liabilities	$24,768	$9,574
Minority Interest	$-	$185
Total Stockholders’ Equity	$40,314	$64,546

Statement of Operations:

	Nine-month period	Year Ended May 31,
	Ended February 29,	2003
	2004	(Audited)
	(Unaudited)
Revenue	$-	$-

Net Loss Per Share – continued operations	$(0.003)	$(0.003)
Net Loss Per Share – discontinued operations	$-	$(0.002)
Net Loss from Continued Operations	$(24,232)	$(19,418)
Net Loss from Discontinued Operations	$-	$(18,355)

The Offering

Securities Being Offered	Up to 3,667,500 shares of our common stock.

Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to apply to the Over-The-Counter Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by market factors. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares	None.
To Be Sold in This Offering

Securities Issued And to be Issued	7,855,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition And Business Model

If We Do Not Successfully Complete Our Initial Internet Access Network Installation For The Empire Landmark Hotel Property In Vancouver, British Columbia, Then Our Business May Fail.

We have secured a contract to install and operate an Internet access network at the Empire Landmark Hotel property in Vancouver, British Columbia. This contract will be our first Internet access network installation and operation. The completion of this contract will consume most of our available financial resources. We will earn revenues on a revenue sharing basis with the hotel property owner that will be based on Internet usage. We will own this network and accordingly, we will not be paid any upfront purchase price or installation fee by the hotel property owner. Accordingly our ability to achieve revenues and a return on our investment on this installation contract will be dependent both on our ability to complete the installation and set up of the Internet access network and to generate and maintain usage of the Internet access network by hotel guests at the hotel property. If we are not successful at earning revenues or if revenues are less than anticipated, we may not have sufficient financial resources to continue with other network installations. In this event, we may not be able to continue business operations and our business may fail.

If We Do Not Achieve Additional Financing Or Significant Revenues From Operations, Then Our Business May Fail.

We had working capital of $31,197 as of February 29, 2004. Our plan of operations calls for us to spend approximately $156,000 to $176,000 over the next twelve-month period in pursuing our plan of operations to establish our Internet access network installation business. In order to achieve our plan of operations, we will require additional financing. The amount of financing will be dependent in part on the amount of revenues that we are able to generate from our initial hotel Internet access networks. There is no assurance that we will be able to achieve the necessary additional financing that will be sufficient for us to carry out our plan of operations for the next twelve months. We anticipate that we will not be able to achieve conventional debt financing due to the start up nature of our business and our lack of tangible assets. Accordingly, we anticipate that any additional funds will be raised through equity financings by way of additional sales of our common stock and/or securities that are convertible into shares of our common stock. There can be no assurance that additional financings will be available on terms acceptable to us, or at all. If we are not successful in achieving additional financing, then we may not be able to continue our business operations and our business may fail.

If We Are Required To Complete Additional Equity Financings, Then Our Existing Shareholders May Experience Dilution.

We anticipate that any additional financing that we obtain will be in the form of equity financings due to the start up nature of our business and our current inability to obtain conventional debt financing. Equity financings would involve the sales of our common stock and/or sales of securities that are convertible or exercisable into shares of our common stock, such as share purchase warrants or convertible loans. There is no assurance that we will be able to complete equity financings at prices that are not dilutive to our existing shareholders. The price of further equity offerings will be dependent on a number of factors, including our initial success in establishing our business operations. Accordingly, any additional financings may be on terms that are dilutive or potentially dilutive to our current shareholders.

If We Do Not Achieve Anticipated Revenues Or If Our Expenses Are Greater Than Anticipated, Then We Will Have To Scale Back Our Plan Of Operations.

We currently do not have sufficient financial resources to carry out our plan of operations over the next twelve months. Our plan of operations is predicated on our ability to earn revenues from our initial hotel Internet access networks. If revenues from our initial installations and operations are less than anticipated, then we will have less funds with which to pursue our plan of operations. In addition, there is a risk that the anticipated expenses of completing installations of hotel Internet access networks will be greater than we have anticipated. In either of these cases, we will be forced to scale back our plan of operations to conform our expenditures to our available funds, unless we are able to achieve additional financing. If we are forced to scale back our operations, there is no assurance that we will be able to complete a sufficient number of hotel Internet access network installations in order for us to achieve sufficient revenues and cash flows to continue our business operations. In this event, our business may fail.

As We Are A Start Up Business, There Is No Assurance That Our Business Will Succeed.

We formed our joint venture with 5G Wireless in May 2003. Nex Connectivity Solutions, our joint venture company, secured its first contract for a hotel Internet access network installation in February 2004. This contract has not been completed to date. Accordingly, we are a start up company with no operating history upon which an investor may complete an evaluation of our prospects. Our prospects must be considered in light of the substantial risks, expenses and difficulties typically encountered by new start up businesses. Significant ongoing risks include our ability to:

(a)	Successfully install and operate our initial hotel Internet access network;

(b)	Secure additional contracts for new network installations and operations for additional hotel property owners;

(c)	Achieve revenues from Internet usage on the hotel Internet access networks that we install and operate;

(d)	Manage and support on an ongoing basis the hotel Internet access networks that we install in order to ensure the reliable and efficient operation of these networks;

(e)	Recruit, train and retain qualified employees who are knowledgeable and capable in the field of installing and operating state-of-the-art Internet access networks;

(f)
Continue to upgrade our technology solutions for Internet access networks in order to be able to offer our hotel customers with state-of-the-art products and services that are demanded by business travelers; and

(g)	Compete successfully with existing competitors and new competitors in the Internet access network market.

There is no assurance that we will be able to successfully address these risks. Our failure to address these risks will adversely impact on our operating results and our financial condition and may cause our business to fail.

As There Is Substantial Doubt About Our Ability To Continue As A Going Concern, There Is No Assurance That Our Business Will Not Fail.

Our consolidated financial statements included with this prospectus have been prepared assuming we will continue as a going concern. Our independent auditors have made reference to the substantial doubt about our ability to continue as a going concern in their independent auditors’ report on our audited financial statements for the year ended May 31, 2003. As discussed in the notes to our audited financial statements, we were recently incorporated, we have no established sources of revenue and we have accumulated operating losses of $64,936 since our inception. Our continuation is dependent upon our achieving a profitable level of operations as well as obtaining further long-term financing. These factors raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As Our Plan Of Operations Calls For The Continued Expansion Of Our Business, We Anticipate That We Will Incur Ongoing Losses For The Foreseeable Future.

We will be required to undertake significant expenses in connection with the installation, commissioning and operation of our initial hotel Internet access networks. Our network contracts are anticipated to be structured on a revenue sharing basis whereby we will install the network at our expense, the networks will be owned by us, and we will share revenues with hotel property owners. We will achieve revenues on an ongoing basis from Internet usage, rather than being paid upfront upon completion of each installation. Accordingly, we anticipate that we will initially incur operating losses. Further, our business plan calls for continued expansion through the installation of additional hotel Internet access networks. Due to the delay of revenues resulting from our revenue sharing arrangements and our continued planned expansion, we anticipate that we will continue to incur operating losses in the foreseeable future.

As We Own A 51% Interest In Nex Connectivity Solutions, Our Results Of Operations Will Only Reflect 51% Of Any Net Income Of Nex Connectivity Solutions.

Our Internet access network business will be carried out by Nex Connectivity Solutions. We own a 51% interest in Nex Connectivity Solutions and our joint venture partner, 5G Wireless, owns a 49% interest. Our operating results will reflect the consolidation of Nex Connectivity Solutions as we are the majority shareholder and we have the right to control Nex Connectivity Solutions. However, our operating results will only reflect 51% of any net income of Nex Connectivity Solutions due to the minority interest held by 5G Wireless.

If The Cost Of New Technology Developments Increases Our Cost Of Doing Business, Then Our Operating Results And Financial Condition May Be Adversely Impacted.

We plan to design and offer technology solutions to hotel property owners that incorporation state-of-the-art technology. We believe this will be necessary in order to satisfy the needs of business travelers at hotel properties and to maintain a competitive advantage. However, incorporating the latest technological developments into our technology solutions may cause the installation costs of our hotel Internet access networks to increase. If we are unable to achieve additional revenues to cover these increased costs, then our operating results and financial condition may be adversely affected.

If We Are Unable To Attract And Retain Qualified Personnel, Then Our Operating Results And Financial Condition May Be Adversely Impacted.

Our success will depend upon the continued efforts of our senior management and our technical, marketing and sales personnel. We will require personnel who are knowledgeable in the field of Internet access networks and who have experience in carrying out the design, installation and operation of Internet access networks. We anticipate that there will be high demand in the industry for persons with these skills. Accordingly, we anticipate that the process of hiring employees with the combination of skills and attributes necessary for us to carry out our business strategy will be extremely competitive and time consuming. There can be no assurance that we will be able to obtain or integrate the required personnel or to successfully identify and train the required personnel. In addition, employees that we retain who voluntary terminate their employment with us at any time may have a material adverse effect on our business. The loss of the services of our key personnel or, our inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

As Our Joint Venture Partner, 5G Wireless Is To Provide Specialized Expertise And Know-How Regarding Internet Access Network Installations And Operations, There Is No Assurance That We Will Be Able To Carry Out Our Plan Of Operations If 5G Wireless Is Unable To Provide The Necessary Technical Expertise And Personnel.

Under the terms of our joint venture agreement with 5G Wireless, 5G Wireless is to provide specialized expertise and know-how in the area of Internet access network installations and operations to the joint venture. Initially, 5G Wireless will provide the services of Mr. Dennis Tan, chief technical manager of Nex Connectivity Solutions, and Mr. Hsien Wong, user support manager of Nex Connectivity Solutions. In the event of the departure of either Mr. Tan or Mr. Wong from Nex Connectivity Solutions for any reason or the inability of 5G Wireless to provide further technical expertise or support, then there is a risk that we will not be able to carry out our plan of operations or achieve revenue with the result that our business, financial condition and results of operations may be adversely affected.

If The Technology Solutions That We Hope To Incorporate In Our Internet Access Networks Become Obsolete, Then Our Business, Financial Condition And Operating Results May Suffer.

The Internet access networks will be subject to obsolescence due to changing technologies, changing industry standards, changing customer needs and new software introductions. If our installed Internet access networks become obsolete or if we fail to adapt to new customer needs, then we may not reach our expected level of revenue and our business, financial condition and results of operations will suffer.

Interruptions In Internet Access Caused By Telecommunications Carriers And Other Suppliers May Adversely Impact On Our Ability To Provide Internet Service To Our Customers.

We will be relying on local telecommunications and other companies to provide the telecommunications links that will enable hotel guests to access the Internet through our Internet access networks. Accordingly, disruptions or capacity constraints in these telecommunication services will result in our customers not being able to access the Internet through our Internet access networks. We will have no means of remedying these problems or replacing these services on a timely basis or at all in the event of a disruption or capacity problem. Our operations and services will also be dependent on the extent to which the telecommunications services of the third party suppliers are protected from damage and telecommunication failures and similar events, operational disruptions, natural disasters, power loss or for any other reasons. Any accident, incident, system failure or discontinuation of operations involving a third party supplier will cause interruptions to our Internet service operations which could have a material adverse effect on our ability to provide Internet access services to our customers and, in turn, on our business, financial condition and results of operations.

If We Are Unable To Maintain The Security Of Our Internet Access Networks, Our Business, Financial Condition And Result Of Operations May Be Adversely Affected.

Despite security measures that we plan to implement, our Internet access network infrastructure may be vulnerable to computer viruses, hacking or other similar disruptive problems caused by customers, other Internet users, other connected Internet sites and interconnecting telecommunications networks. Such problems caused by third parties could lead to interruptions, delays, or cessation in service to our customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or those of our customers. These security problems could cause us to lose customers or deter potential hotel guests from becoming customers. Further, we anticipate that our customers will be using our Internet access services to complete transactions of a commercial nature. Any network malfunction or security breach could cause such transactions to be delayed, not completed at all, or completed with compromised security. There can be no assurance that customers or others will not assert claims of liability against us as a result of any failure or security breach. Further, until more comprehensive security technologies are developed, security and privacy concerns of potential customers may inhibit the growth of our customer base and revenues. In view of these factors, our inability to maintain the security of our networks could result in a material adverse effect on our business, financial condition and results of operations.

If The Third Party Equipment Hosting Operators That We Rely Upon Suffer Service Problems, Our Business Could Be Adversely Affected.

Our plan is to locate critical server equipment dedicated to our Internet access services, including our network operations centers, in an equipment hosting facility operated by an independent third party. In this event, we will be relying on the equipment hosting operator to provide security services and to provide redundant or back up equipment and telecommunications facilities. However, despite these precautions, our operations will be subject to disruptions in service or other unanticipated problems suffered by the equipment hosting operator. Disruptions in our Internet access services could result in our customers deciding to cancel or reduce the use of our services. Accordingly, any disruption of our Internet access services due to system failures by the third party equipment hosting operator could have a material adverse effect on our business, financial condition and results of operations.

As We Plan To Purchase Commercially Available Components For Our Technology Solutions, Rather Than Develop And Own Our Own Technology, We Will Have Limited Proprietary Protection For Our Technology Solutions.

We plan to design Internet access networks using technology solutions based on commercially available hardware and software. We do not plan to develop our own software or hardware products. Accordingly, competitors will be able to purchase the same hardware and software components that we will integrate into our Internet access networks. Accordingly, there is a risk that competitors will replicate the technology solutions that we provide to our customers. Further, we will be at risk to hardware suppliers and software vendors who may increase their prices or may discontinue their operations. If software vendors from whom we have purchased software discontinue their operations, we may not be able to obtain support for the software we have installed on our networks. If prices of hardware and software components that we integrate into our technology solutions are increased, we may be forced to incur the increased expense or source different components that may not be optimal for our technology solutions. Based on these factors, the fact that we do not own the proprietary technology underlying our Internet access networks may cause our business, financial condition and results of operations to be adversely affected.

If We Are Unable To Compete With Our Competitors, Then Our Business Will Suffer.

We will face substantial competition in providing Internet access networks to hotel properties. Competition will come from a variety of competitors, including the following:

1.	Existing providers of DSL and cable Internet services;

2.	Competitors engaged in the similar business of installing and operating Internet access networks for hotel properties; and

3.	Operators of “hot spots” who seek to establish wireless networks at hotel properties.

As a general rule, we expect that all of our competitors will have greater financial resources than we do due to the start-up nature of our business. Accordingly, competitors may be able to develop Internet access solutions that are technically superior to our Internet access networks and may be able to devote greater financial resources to the marketing of their services. Hotel property owners may also elect to proceed with established competitors rather than to enter into agreements with start-up companies. Due to these factors, there is a significant risk that our business will be materially and adversely impacted by competition.

The Introduction Of New Government Regulation Could Have A Material Adverse Effect On Our Business, Financial Condition And Results Of Operations.

We anticipate that we will not be subject to any direct regulation by any government agencies, although we will be required to comply with general regulations that are applicable to all businesses. We are currently not regulated by either the Canadian Radio Telephone Telecommunications Commission (the “CRTC”) in Canada or the Federal Communications Commission (the “FCC”) in the United States; however, Internet related regulatory policies are continuing to develop and it is possible that our business operations could be the subject of regulation from either the CRTC or the FCC in the future. Additionally, it is possible that additional laws and regulations may be adopted that directly impact on our business operations. Additional laws and regulations could include laws and regulations governing content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. Increased regulation governing the Internet or the installation and operation of Internet access networks could increase our cost of doing business and may result in a decline in Internet usage by business travelers and hotel properties. Accordingly, increased government regulation could have a material adverse effect on our business, financial condition and results of operations.

If A Market For Our Common Stock Does Not Develop, Shareholders May Be Unable To Sell Their Shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for trading of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If The Selling Shareholders Sell A Large Number Of Shares All At Once Or In Blocks, The Market Price Of Our Shares Would Most Likely Decline.

The selling shareholders are offering 3,667,500 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 49% of the common shares outstanding as of the date of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The $0.25 per share offering price of our common stock was determined based on the last sales price from our most recent private offering of common stock. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the Over-The-Counter Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, we anticipate the actual price of sale would vary according to the selling decisions of each selling shareholder and the market for our common stock at the time of re-sale. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders. The actual price of stock will be determined by market factors at the time of sale.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,667,500 shares of common stock offered through this prospectus. The shares include the following:

1.
3,750,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on June 14, 2002;

2.
75,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on April 30, 2003;

3.
30,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on May 14, 2003;

None of the selling shareholders are registered broker-dealers or affiliates of registered broker-dealers.

The following table provides as of March 22, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
DANIELLE ALIE 3555 Westminster Highway, #34 Richmond, BC V7C 5P6	1,000	1,000	NIL	NIL
MICHAEL BEBEK 1070 Nelson Street, Suite #109 Vancouver, BC V6E 1H8	187,500	187,500	NIL	NIL
MICHAEL BINGHAM 1275 West 6th Avenue, Suite 300 Vancouver, BC V6H 1B6	1,000	1,000	NIL	NIL
ALMA BOWES 7522 Elliott Street Vancouver, BC V5S 2N6	1,000	1,000	NIL	NIL
GEORGE A. BOWES 7522 Elliott Street Vancouver, BC V5S 2N6	1,000	1,000	NIL	NIL
BRENT CARLBECK 680 Appian Way Coquitlam, BC V3J 2A9	1,000	1,000	NIL	NIL
SIU HING CHAN 31/F Flat C, Tower 1, Elegance Garden Tuen Mun, New Territories, Hong Kong	187,500	187,500	NIL	NIL

Table is continued from page 9
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
PETER CHEN 22 Yio Chu Kang Road Singapore	1,000	1,000	NIL	NIL
DILLON CHEW 309 – 9502 Erickson Drive Burnaby, BC V3J 7B5	1,000	1,000	NIL	NIL
SO CHIN CHOA 2 Pandan Valley #10-209 Acacia Court Singapore 597626	1,000	1,000	NIL	NIL
DAN CHONG 2781 East 55th Avenue Vancouver, BC V5S 1Z5	1,000	1,000	NIL	NIL
DWAYNE COBEN 11 MacKenzie Lake Landing SE Calgary, AB T2Z 1M4	1,000	1,000	NIL	NIL
TRACEY COCHRANE 1965 Turner Street Vancouver, BC V5L 1Z9	8,000	8,000	NIL	NIL
ROGER CONCALVES / SILVIA INVESTMENTS CORP. 785 Westcot Place West Vancouver, BC V7S 1P1	2,000	2,000	NIL	NIL
VANESSA DIRKS #210 – 692 West 7th Avenue Vancouver, BC V5Z 1B5	1,000	1,000	NIL	NIL
ROB DODSWORTH 1087 Churchill Crescent, #66 North Vancouver, BC V7P 1P9	1,000	1,000	NIL	NIL
ALFRED DONG 8345 Roseberry Avenue Burnaby, BC V5J 5A2	1,000	1,000	NIL	NIL
MICHELLE FLEMONS 3929 Sharon Place West Vancouver, BC V7V 4T6	1,000	1,000	NIL	NIL
WADE FLEMONS 3929 Sharon Place West Vancouver, BC V7V 4T6	1,000	1,000	NIL	NIL
LESLIE ALLAN FRAME 837 East 13th Street North Vancouver, BC V7L 2M8	1,000	1,000	NIL	NIL
HITOMI GILLIAM 33253 - 1st Avenue Mission, BC V2V 1G6	187,500	187,500	NIL	NIL
GEOFFREY N. GOODALL 1315 Arborlynn Drive North Vancouver, BC V7J 2V6	1,000	1,000	NIL	NIL

Table is continued from page 10
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
IAN T. GREGORY 3634 Garibaldi Drive North Vancouver, BC V7H 2X5	1,000	1,000	NIL	NIL
STEVE GRICE 21368 87B Avenue Langley, BC V1M 1Z8	1,000	1,000	NIL	NIL
BRIAN GRIEG 2934 Marykirk Place North Vancouver, BC V7H 2N3	1,000	1,000	NIL	NIL
EMILY GRIEG 2934 Marykirk Place North Vancouver, BC V7H 2N3	3,000	3,000	NIL	NIL
LYNN HARRISON 233 East Woodstock Avenue Vancouver, BC V5W 1M9	1,000	1,000	NIL	NIL
TIMOTHY D. HIPSHER 1436 Sandhurst Place West Vancouver, BC V7S 2P3	1,000	1,000	NIL	NIL
DAVID HO 1409 Forbes Avenue North Vancouver, BC V7M 2Y2	1,000	1,000	NIL	NIL
IRIS HO 1723 Alberni Street, Suite 1108 Vancouver, BC V6E 1H8	187,500	187,500	NIL	NIL
BARRY HUGGINS 4114 Crown Crescent Vancouver, BC V6R 2A9	1,000	1,000	NIL	NIL
KAM CHUN HUI Suite 211, 2/F Tak Shing House, Tak Tin Estate Lam Tin, Kowloon, Hong Kong	187,500	187,500	NIL	NIL
PAULINE Y.L. HUI 4101 Bryson Place Richmond, BC V6X 3S5	1,000	1,000	NIL	NIL
MANJIT JANJUA 461 Orwell Street North Vancouver, BC V7J 3R8	1,000	1,000	NIL	NIL
KHONGORZUL KHALIUN 40 - R Mjang 10-R Bair 12-R Toot Ulaanbataar, Mongolia	187,500	187,500	NIL	NIL
CHUILUN KHALUN Bayanzur-H Duureg 15-Horol, 38B Building, Ulaanbaatar, Mongolia	1,000	1,000	NIL	NIL
RONALD D. LANTHIER 4245 Madeley Road North Vancouver, BC V7N 4E1	1,000	1,000	NIL	NIL

Table is continued from page 11
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
JAMES GORDON LAVALLEY 11580 Granville Street Richmond, BC V6Y 1R6	375,000	375,000	NIL	NIL
JOHN D. LEAVITT 56 Grenview Boulevard North Etobicoke, ON M8X 2K4	1,000	1,000	NIL	NIL
MARK LEE 1/F, 37 Cambridge Road Kowloon Town, Kowloon, Hong Kong	187,500	187,500	NIL	NIL
FRANCINE LEGAULT 3639 Garibaldi Drive North Vancouver, BC V7H 2W2	1,000	1,000	NIL	NIL
JACKIE LOCKMULLER 1532 Sutherland Place North Vancouver, BC V7L 4B5	1,000	1,000	NIL	NIL
LEONARD LOCKMULLER 1532 Sutherland Avenue North Vancouver, BC V7L 4B5	187,500	187,500	NIL	NIL
LORRAINE LIU 8016 Elliott Street Vancouver, BC V5S 2P2	1,000	1,000	NIL	NIL
DERRICK H.V. LUU 2611 Viscount Way Richmond, BC V6V 2G8	1,000	1,000	NIL	NIL
CINDY MACDONALD 307 Sasamat Lane North Vancouver, BC V7G 2S4	1,000	1,000	NIL	NIL
STEVE MACDONALD 307 Sasamat Lane North Vancouver, BC V7G 2S4	187,500	187,500	NIL	NIL
IAIN F. MACPHAIL 815 Hornby Street, Suite 605 Vancouver, BC V6Z 2E6	1,000	1,000	NIL	NIL
GEORGE MAKIHARA 12500 McNeeley Drive, Suite #67 Richmond, BC V6V 2S4	188,500	188,500	NIL	NIL
HISAKO MAKIHARA 12500 McNeeley Drive, Suite #67 Richmond, BC V6V 2S4	1,000	1,000	NIL	NIL

Table is continued from page 12
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
DAVID MILNER 631 East 24th Avenue Vancouver, BC V5V 2A3	1,000	1,000	NIL	NIL
EMILY NAKAI 4323 West 12th Avenue Vancouver, BC V6R 2P9	1,000	1,000	NIL	NIL
CHAIM AI NGOH 5 Jalan Kakatue Singapore 598566	187,500	187,500	NIL	NIL
STEVE NICOL 6020 Glenwynd Place West Vancouver, BC V7W 2W5	1,000	1,000	NIL	NIL
CHALIUN OJDOVOVA Bajanzurth Dureg 15H 4Rhoro, 111R Bair 30 Toot Ulaanbaatar, Mongolia	1,000	1,000	NIL	NIL
ROLF D. OSTERWALDER 655 Burrard Street Vancouver, BC V6C 2R7	1,000	1,000	NIL	NIL
ANDREW (BOB) PALLAI 3070 Brookridge Drive North Vancouver, BC V7R 3A8	1,000	1,000	NIL	NIL
MIRIAM PALLAI 3070 Brookridge Drive North Vancouver, BC V7R 3A8	2,000	2,000	NIL	NIL
REX PEGG 410 Mahon Avenue, Unit #108 North Vancouver, BC V7M 2R5	1,000	1,000	NIL	NIL
EVA PELCZ #411 – 10082 – 132 Street Surrey, BC V3T 5V3	1,000	1,000	NIL	NIL
RICHARD PELCZ #301 – 1260 West 10th Avenue Vancouver, BC V6H 1J3	1,000	1,000	NIL	NIL
RICHARD JANOS PELCZ 1365 Park Drive Vancouver, BC V6P 2K4	1,000	1,000	NIL	NIL
LAWRENCE W. PERKINS 10584 153rd Street, Unit #108 Surrey, BC V3R 9V1	1,000	1,000	NIL	NIL
MICHAEL C. PERKINS 5719 172nd Street Surrey, BC V3S 3Z4	1,000	1,000	NIL	NIL
JIM PITCAIRN 4322 Staulo Crescent Vancouver, BC V6N 3S2	2,000	2,000	NIL	NIL

Table is continued from page 13
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
MICHAEL RAK 353 West 5th Avenue Vancouver, BC V5Y 1M2	1,000	1,000	NIL	NIL
TIMOTHY J. RAK 6140 Ross Street Vancouver, BC V5W 3L6	1,000	1,000	NIL	NIL
MARK REYNOLDS 203 – 4323 Gallant Avenue North Vancouver, BC V7G 2C1	2,000	2,000	NIL	NIL
CAMERON ROBB 344 Rosehill Wynd Delta, BC V4L 2L9	1,000	1,000	NIL	NIL
ANNA J.Y. SAGMAN 397 Maki Avenue Sudbury, ON P3E 2P3	1,000	1,000	NIL	NIL
JOHN SAGMAN 397 Maki Avenue Sudbury, ON P3E 2P3	1,000	1,000	NIL	NIL
LOUISE SALMON #320 – 5800 Andrews Road Richmond, BC V7E 6M2	1,000	1,000	NIL	NIL
MELANIE SELVIN 1365 Park Drive Vancouver, BC V6P 2K4	1,000	1,000	NIL	NIL
CHRIS STAARGAARD 510 West Hastings Street, Suite 912 Vancouver, BC V6B 1L8	1,000	1,000	NIL	NIL
DON SUTHERLAND 1510 West 1st Avenue, Suite 202 Vancouver, BC V6J 1E8	2,000	2,000	NIL	NIL
JOHN SVERRE 3680 West 7th Avenue Vancouver, BC V6R 1W4	187,500	187,500	NIL	NIL
ROGER SYLVESTRE 2248 York Avenue, Suite 302 Vancouver, BC V6K 1C6	1,000	1,000	NIL	NIL
RUNJEET SYLVESTRE 2248 York Avenue, Suite 302 Vancouver, BC V6K 1C6	1,000	1,000	NIL	NIL
TAMARACK CAPITAL CORPORATION (Beneficial Owner - Paul Darc) 1040 West Georgia Street, Suite #920 Vancouver, BC V6E 4H1	1,000	1,000	NIL	NIL
DENNIS TAN 1344 Whitby Road West Vancouver, BC V7S 2N5	1,000	1,000	NIL	NIL

Table is continued from page 14
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
SEK TOH TAN 4 Kong Chin Road #02-01, Century Villa Singapore, 258707	1,000	1,000	NIL	NIL
MUN KWAN THAM 6520 Whiteoak Drive Richmond, BC V7E 4Z8	1,000	1,000	NIL	NIL
PHYLLIS THAM 3368 East 44th Avenue Vancouver, BC V5R 3B4	187,500	187,500	NIL	NIL
TONY THAM 56 West 10th Avenue Vancouver, BC V5Y 1R6	187,500	187,500	NIL	NIL
JOE TORRES 2593 Poplynn Drive North Vancouver, BC V7J 2Y1	1,000	1,000	NIL	NIL
LAURIE TRAINER 5482 183A Street Surrey, BC V3S 4N9	2,000	2,000	NIL	NIL
STACY TRAINER 5482 183A Street Surrey, BC V3S 4N9	2,000	2,000	NIL	NIL
CHAN TRUONG 322 Nootka Street New Westminster, BC V3L 4X4	1,000	1,000	NIL	NIL
SONIA TRUONG 322 Nootka Street New Westminster, BC V3L 4X4	1,000	1,000	NIL	NIL
SHUK KING TUNG 8345 Roseberry Avenue Burnaby, BC V5J 5A2	1,000	1,000	NIL	NIL
ANNE WALSH 6688 Marguerite Street Vancouver, BC V6P 4E9	1,000	1,000	NIL	NIL
ROGER WALSH 6688 Marguerite Street Vancouver, BC V6P 4E9	1,000	1,000	NIL	NIL
GRANT WEAVER 8325 Tugboat Place Vancouver, BC V6P 6R1	1,000	1,000	NIL	NIL
DOUGLAS WEE 1313 Noons Creek Drive Port Moody, BC V3H 4C1	375,000	375,000	NIL	NIL
ROBERT G. WILSON 1507 – 198 Aquarius Mews Vancouver, BC V6Z 2Y4	1,000	1,000	NIL	NIL

Table is continued from page 15
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
JUDY WONE 56 East 10th Avenue Vancouver, BC V5Y 1R6	1,000	1,000	NIL	NIL
COLIN WONG 1450 Chestnut, Suite #1206 Vancouver, BC V6J 3K3	1,000	1,000	NIL	NIL
ERROLL WONG 3263 Dieppe Drive Vancouver, BC V5M 4B8	1,000	1,000	NIL	NIL
HSIEN LOONG WONG 1807 – 3970 Carrigan Court Burnaby, BC V3N 4S5	1,000	1,000	NIL	NIL
LILLIAN WONG 788 Eyremont Drive West Vancouver, BC V7S 2A6	1,000	1,000	NIL	NIL
RON WRATSCHKO 3026 5th Street SW Calgary, AB T2S 2C3	2,000	2,000	NIL	NIL
SAU-NGAN YOUNG 6324 Walker Avenue Burnaby, BC V5E 3B6	1,000	1,000	NIL	NIL
CAROL YUEN 3500 Cunningham Drive, Unit 19 Richmond, BC V6X 3T3	1,000	1,000	NIL	NIL
DAVE YUEN 19 - 3500 Cunningham Drive Richmond, BC V6X 3T3	187,500	187,500	NIL	NIL

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as described below, none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or
(2)	has ever been one of our officers or directors.

Mr. George Bowes and Ms. Alma Bowes are the parents of Joseph Bowes, our sole executive officer and a director.

Mr. Dennis Tan, is the chief technical manager of Nex Connectivity Solutions.

Mr. Sek Toh Tan is the father of Dennis Tan, one of our employees.

Mr. Hsien Loong Wong is one of our employees.

Mark Lee is the brother of Jun Nam (Johnny) Lee, one of our directors.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates, LLP, of 3199 East Warm Springs Road, Suite 200, Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of March 15, 2004 are as follows:

Directors:

Name of Director	Age
Joseph G. Bowes	48
Jun Nam (Johnny) Lee	43
Peter Vosotas	61

Executive Officers:

Name of Officer	Age	Office
Joseph G. Bowes	48	President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Mr. Joseph G. Bowes is our president, secretary, treasurer, chief executive officer and chief financial officer and is a member of our board of directors. Mr. Bowes was appointed to our board of directors as our president, secretary, treasurer, chief executive officer and chief financial officer on April 25, 2002.

Mr. Bowes is the president and founder of Angus Consulting, a private consulting firm owned by Mr. Bowes that specializes in providing advisory services for start-up and growth stage companies. Mr. Bowes founded Angus Consulting in 1988. Mr. Bowes was a director of Nicholas Financial, Inc., a publicly traded consumer finance company on the Vancouver Stock Exchange (now TSX Venture Exchange) and NASDAQ, based in Florida from August 1991 to December 1998. Mr. Bowes was the corporate controller of Cevaxs Corporation a private internationally based provider of videocassette rental services through more than 4,000 convenience store locations throughout North America, from April 1986 to November 1987. Mr. Bowes was the chief financial officer and a director of Achievers Media Corporation, a publicly traded franchise company on the Vancouver Stock Exchange (now TSX Venture Exchange), involved in the development and marketing of employee training through an established franchise network in Canada and the United States from May 1988 to May 1990. Mr. Bowes was a management consultant with the firm of Price Waterhouse from July 1982 to April 1986. Mr. Bowes is a Chartered Accountant and has an MBA from the University of Western Ontario. Mr. Bowes was a director of The Electric Mail Company Inc., a publicly traded company on the Vancouver Stock Exchange (now TSX Venture Exchange), from November 1997 to June 1998.

Mr. Jun Nam (Johnny) Lee is a member of our board of directors. Mr. Lee was appointed to our board of directors on January 25, 2004.

Mr. Lee is the managing director of Nanpong (Hing Kee) Corporation Ltd., which is involved in real estate development and trading, and building materials trading, principally in Hong Kong, PRC. Mr. Lee has been the managing director of Nanpong since joining the firm in 1992. Prior to this, Mr. Lee was active as an investor and/or senior manager in a number of businesses with established operations in Canada, Hong Kong and mainland China involved in the travel industry and manufacturing. In 1987, Mr. Lee earned a Bachelor of Business Administration Degree from Simon Fraser University in Vancouver, Canada

Mr. Peter Vosotas is a member of our board of directors. Mr. Vosotas was appointed to our board of directors on April 28, 2003.

Mr. Vosotas is the founder of Nicholas Financial, Inc. and has served as chairman, chief executive officer and president of Nicholas Financial and each of its subsidiaries since the inception of the business in 1985. Nicholas Financial provides direct consumer loans and purchases installment sales contracts from automobile dealers for used cars and light trucks. Nicholas Financial operates a network of twenty-nine business development centers in Florida, Georgia, Ohio, Michigan, Virginia and the Carolinas. Prior to forming Nicholas Financial, Mr. Vosotas held a variety of engineering sales and marketing positions with Ford Motor, GTE and AT&T Paradyne Corporation. Mr. Vosotas attended the United States Naval Academy and earned a Bachelor of Science Degree in Electrical Engineering from the University of New Hampshire. Nicholas Financial has been publicly listed since 1987 and currently trades on the Nasdaq SmallCap market.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders, until they resign or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Nex Connectivity Solutions, our majority-owned joint venture subsidiary, currently has two significant employees who are not executive officers or directors as described as follows:

Mr. Dennis Tan. Mr. Dennis Tan, who is the chief technology manager of Nex Connectivity Solutions, was previously the vice president of technical operations for 5G Wireless in Singapore from June 2001 to September 2002 and is the brother of the controlling shareholder and president of 5G Wireless. Mr. Dennis Tan was closely involved in the early implementation of the commercial wireless Internet access networks business of 5G Wireless. He has assisted in the design and implementation of several wireless network projects, including hotels and convention centers. He has extensive experience in testing, de-bugging and maintaining fully operational network systems. Mr. Tan graduated from Simon Fraser University in Vancouver, British Columbia with a Bachelors of Arts in Economics in 1996. He also holds a post-graduate qualification from the Information Technology Institute in Vancouver, British Columbia. Mr. Dennis Tan was a customer service supervisor with HSBC Bank Canada from November 1998 to August 2000. Mr. Dennis Tan has served as a senior technical consultant for Roam Zone Inc., a Singapore company engaged in the business of installation of wireless Internet networks, from October 2002 to present.

Mr. Hsien Loong Wong. Mr. Wong is the user support manager for Nex Connectivity Solutions. Mr. Wong is a trained computer technical support specialist, with experience dating back to 1995. Mr. Wong grew up and was educated in Singapore, where he served in the Singapore Armed Forces Maintenance Corps from March 1995 to May 1997. Mr. Wong attended Simon Fraser University in Vancouver, British Columbia from May 1998 to December 2001. Mr. Wong graduated from Simon Fraser University in 2001 with a Bachelors of Arts (Honours) in Mass Communications. Mr. Wong has been the corporate communications manager of Roam Zone Inc. from September 2002 to present where he was responsible for corporate public relations and communications between distributors and potential clients.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establishing various committees by the end of the current fiscal year.

Audit Committee Financial Expert

We have no financial expert on our Board of Directors. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 15, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess direct sole voting and investment power with respect to the shares shown.

Title of class	Name and address	Amount and Nature	Percentage of
	of beneficial owner	of Beneficial Ownership	Common Stock(1)

DIRECTORS AND EXECUTIVE OFFICERS

Common Stock	Joseph G. Bowes	4,000,000 shares	50.9%
	Director, President, Secretary
	Treasurer, Chief Executive Officer,
	Chief Financial Officer
	3639 Garibaldi Drive
	North Vancouver, British Columbia
	Canada V7H 2W2

Common Stock	Jun Nam (Johnny) Lee	187,500 shares	2.4%
	Director
	Suite 202, 2/F, Chung Ying Building
	20 Connaught Road West
	Hong Kong

Common Stock	Peter Vosotas	NIL shares	NIL
	Director
	2454 McMullen Booth Rd, Bldg “C”
	c/o Nicholas Financial, Inc.
	Clearwater, FL 33759

Common Stock	All Officers and Directors	4,187,500 shares	53.3%
	as a Group (3 persons)
5% STOCKHOLDERS

None.

(1) The percent of class is based on 7,855,000 shares of common stock issued and outstanding as of March 15, 2004.

To our knowledge, the persons named have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description Of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of March 15, 2004, there were 7,855,000 shares of our common stock issued and outstanding held by one hundred six (106) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. Our articles of incorporation expressly state that these provisions do not apply. Accordingly, we are not governed by these provisions regarding acquisitions of controlling interests.

Experts

O’Neill & Taylor PLLC, our independent legal counsel, have provided an opinion on the validity of our common stock.

The consolidated financial statements of Gilder Enterprises, Inc. included in this registration statement have been audited by BDO Dunwoody LLP, independent chartered accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization Within Last Five Years

We were incorporated on April 25, 2002 under the laws of the State of Nevada.

Mr. Joseph G. Bowes, our president, secretary, treasurer and a director, has been our founder and our sole promoter since our inception. Mr. Bowes purchased 4,000,000 shares of our common stock at a price of $0.001 US per share on April 25, 2002. We entered into a management services agreement with Angus Consulting Inc., a company controlled by Mr. Joseph G. Bowes on July 1, 2002. Under the terms of the management services agreement, we have agreed to pay Angus Consulting Inc. a consulting fee of $900 per month in consideration for management and administrative services to be provided by Angus Consulting Inc. to us. These services include the services of Mr. Bowes as our sole executive officer. The management agreement is for a two year term expiring June 30, 2004. Other than this purchase of stock and the management agreement with Angus Consulting, we have not entered into any agreement with Mr. Bowes wherein we are to provide anything of value to Mr. Bowes, directly or indirectly, or whereby Mr. Bowes is to provide us with any assets, services or other consideration. We have not acquired any assets from Mr. Bowes and we do not have any agreement to purchase any assets from Mr. Bowes.

We entered into an option agreement to acquire certain mineral leases located in the Northwest Territories of Canada on June 26, 2002. We conducted a preliminary geological exploration program on this mineral property in 2002. As the geological report that we obtained on this preliminary geological exploration program did not recommend further exploration of the property, we determined to abandon this property in January 2003. Preliminary work of a similar nature was conducted on several other properties that ultimately also proved unattractive. In early 2003, we decided to abandon mineral exploration and development activities altogether and to apply our cash resources to other ventures.

We entered into our joint venture agreement with 5G Wireless on May 25, 2003. We entered into a shareholders agreement with 5G Wireless for the establishment, ownership and operation of our Internet access network business through Nex Connectivity Solutions on May 25, 2003. We attempted to secure our first Internet access network installation contract in June 2003. However, we were unsuccessful in our attempt to enter this contract. We continued our efforts to secure Internet access network installation contracts since this first attempt and we were eventually successful in securing our first Internet access network installation contract for Nex Connectivity Solutions in February 2004.

Description Of Business

OVERVIEW

Gilder Enterprises, Inc. (“We”, “Gilder” or the "Company") was incorporated on April 25, 2002, under the laws of the State of Nevada.

We own 51% of Nex Connectivity Solutions Inc. (“Nex Connectivity Solutions”), a Canadian federal corporation incorporated on March 25, 2003. We own the majority interest in Nex Connectivity Solutions together with our joint venture partner, 5G Wireless Communications Pte. Ltd. (“5G Wireless”), a Singapore company, that owns the remaining 49% interest in Nex Connectivity Solutions. Nex Connectivity Solutions was incorporated in order that we could carry out a joint venture with 5G Wireless for the design, building, owning and operation of specialized Internet access networks, initially serving the needs of business travelers. Nex Connectivity Solutions has secured its initial contract for the installation of a high-speed Internet access network at the Empire Landmark Hotel located in Vancouver, British Columbia, Canada. Our business strategy is to use this initial installation contract as an initial step in the establishment of our Internet access network operation business in the Vancouver area. If Nex Connectivity Solutions is successful in securing additional contracts for Internet access network operations in the Vancouver area, then our business plan is to expand our business into new geographical areas and into new target markets, such as convention centers and institutions.

Our business operations and the operations of Nex Connectivity Solutions are in the start-up phase. Neither we nor Nex Connectivity Solutions have earned any revenues to date. The achievement of revenues will be initially based on the successful completion of the initial contract secured by Nex Connectivity Solutions. We plan to use revenues from this initial project to fund further expansion. However, there is no assurance that revenues from this initial project will be sufficient to pursue further Internet access network installations without additional financing, of which there is no assurance.

OUR JOINT VENTURE

We entered into a joint venture agreement with 5G Wireless on May 25, 2003. The joint venture agreement was entered into with the intent to form corporations to carry out the joint venture business of providing high-speed Internet access to hotel and other targeted properties. The initial joint venture corporation that was incorporated to give effect to the joint venture’s business purpose was Nex Connectivity Solutions, a Canadian federal corporation incorporated pursuant to the Canada Business Corporations Act. Nex Connectivity Solutions will carry out the joint venture’s business operations in Canada. The joint venture agreement anticipates that we may also form additional joint venture corporations in Canada and the United States if our business should expand and require such operations.

Our ownership in Nex Connectivity Solutions is governed by a shareholders agreement with 5G Wireless. Under the terms of this shareholders agreement, we and 5G Wireless each are entitled to appoint one nominee to the board of directors of Nex Connectivity Solutions. Under the shareholders agreement, fundamental business decisions require our prior written approval. In addition, we are entitled to a tie-breaking vote on matters where there is no unanimous agreement among the directors on all matters of governance to be approved by the directors of Nex Connectivity Solutions. We and 5G Wireless have each granted to each other rights of first refusal on our interests in Nex Connectivity Solutions. These rights of first refusal require that we each offer to the other our interests in Nex Connectivity Solutions and give the other the opportunity to purchase our interests prior to completing any sale of our interests to a third party.

We have agreed to advance up to $40,000 to Nex Connectivity Solutions as a loan in order to fund its start-up operations and its initial Internet access network installation. In exchange, 5G Wireless has agreed to provide: (i) certain network hardware and software valued at $10,000; (ii) the services of Dennis Tan and Hsein Loong Wong as employees to provide technical expertise and support; and (iii) a license of certain software developed by 5G Wireless for the management of hotel Internet access networks. 5G Wireless and Michael Tan, the principal of 5G Wireless, have each provided a guarantee of repayment, with accompanying security, of our loan to Nex Connectivity Solutions.

INDUSTRY BACKGROUND

We are engaged through Nex Connectivity Solutions in the business of installing and operating computer networks that enable business travelers at hotel properties to have high-speed access to the Internet. We refer to these networks as Internet access networks.

Over the past decade, use of the Internet has grown dramatically with the result that today’s traveling public has compelling business and personal needs for frequent Internet access while away from home or the office. Such reasons include:

1.	sending and receiving e-mails;
2.	accessing and searching Internet websites;
3.	accessing corporate networks;
4.	videoconferencing;
5.	on-line banking;
6.	on-line stock quotes and research;
7.	buying and selling stocks; and
8.	on-line shopping.

Today’s Internet users are able to access the Internet both through “dial-up” telephone line access and through broadband or high-speed Internet access through a digital subscriber line or cable Internet access. Dial-up Internet access is slower than broadband or high-speed Internet access due to the limitations on the speed at which data can be transferred over telephone lines for dial-up access. Today’s feature rich web-based applications and advanced Internet applications demand rates of data transmission that are in excess of the rates that can be achieved using dial-up Internet access. Accordingly, consumers have adopted high-speed, broadband Internet access as an alternative to dial-up Internet access and have been converting to broadband.

Business travelers have come to demand high speed Internet access in order to take advantage of the Internet’s capabilities and in order that they can productively use their hotel time during business trips. Business travelers today typically have high speed Internet access both at the office and at home. As a consequence, we believe that business travelers will demand high-speed Internet access when traveling and staying at hotels in order that they have the full functionality and productivity provided by high-speed Internet access that they have become accustomed to at their office or home. For these travelers, conventional dial-up Internet access is too slow and is in effect too expensive in view of the limitations on productivity. As a result of these factors, we believe that business travelers will base their hotel selection in part on the ability of the hotel to provide the traveler with high speed Internet access in their hotel room.

We believe that the high-speed Internet access needs of today’s business travelers are not being met in a substantial portion of hotel properties due to a lack of high-speed Internet access at these locations. The inability of hotel properties to provide high-speed Internet access for their guests is largely a function of the high cost of installing high-speed Internet access to each room in a hotel property using conventional technologies. Until recently, affordable high speed Internet access has only been available by installing either digital subscriber line (“DSL”) service or cable Internet service to a fixed physical location. Each of these alternatives is expensive in view of the costs of connecting each hotel room to a DSL or Internet cable connection in each hotel room. As a result, many hotel properties are currently only able to offer “dial-up” Internet access to their guests. Dial-up Internet access provides Internet access at substantially lower speeds than a high-speed wireless connection. We believe that today’s business travelers will require high-speed Internet access in order that they can have the required functionality from their Internet access. Accordingly, we believe that hotel properties must be able to offer business travelers with high-speed Internet access or risk losing customers and market share.

The Internet access network business is in the early stages of an important new technological development which is being driven by the convergence of evolving broadband access needs and wireless-fidelity (“Wi-Fi”) technology developments. These Wi-Fi developments arise from the worldwide adoption of the IEEE 802.11 standards on wireless local area networks. These developments in the Wi-Fi technology include the following:

1.
Wi-Fi has emerged as the dominant standard for wireless local area networks throughout the world. Wi-Fi defines a single unified networking standard for all developers, equipment manufacturers, service providers and users.

2.
Hundreds of equipment manufacturers have already brought to market millions of Wi-Fi network cards and devices, including radios and access points. The unified single Wi-Fi standard makes it possible for all wireless enabled devices to “interoperate” with each other. The consequence of this “Interoperability” is that it enables an access point made by one manufacturer to communicate with a network radio from a completely different manufacturer.

3.	The rapid increase in the manufacture of Wi-Fi components has triggered a steep decline in the prices for Wi-Fi cards and devices.

4.
Wi-Fi networks have begun appearing in public places. These Wi-Fi networks are called “hot spots” because of the availability of users with Wi-Fi access devices at the place to access the Internet through a wireless network. Wi-Fi networks use an unlicensed spectrum. Wi-Fi components are able to provide connection speeds of up to 11 million bits per second, or over 100 times faster than a dial-up modem connection. A typical Wi-Fi access point will cover an area of 100 to 500 square feet. As a consequence of this high speed, the access speed experienced by hot spot users will be determined by the speed of the hot spot’s connection to the Internet.

OUR MARKET OPPORTUNITY

Our market opportunity is to take advantage of the latest Internet access technologies in order to provide high speed Internet access to business travelers. We have formulated a business strategy that will enable us to install high-speed Internet access systems without the costs of installation of fixed DSL service or cable Internet service to each physical location by using wireless and other networking solutions. We plan to target hotel properties initially for installation of our Internet access systems due to the current high costs of providing high-speed Internet access to each room in a hotel using conventional services and due to the market demand of the business traveler.

OUR TECHNOLOGY SOLUTION

We have developed a technology solution to be able to take advantage of our market opportunity. Our technology solution will be a specialized Internet access network that will incorporate commercially available state-of-the-art networking hardware and software components and our specialized expertise and know-how in systems and network integration, expertise and know-how that we believe is not readily available in the marketplace today. Each individual installation requires a custom design process that must take into account (i) the specific physical circumstances of the installation that could affect network operations, including factors such as the actual location of the areas to be serviced and the physical properties, floor by floor and room by room, of the structure of the hotel; (ii) the current operating specifications and requirements of specific, commercially-available, original equipment manufacturer (“OEM”) hardware and software components; (iii) the interoperability of specific OEM hardware and software components; and (iv) future scalability considerations. We believe that proper design of each Internet access network is key to the proper “in-service” operation of the network.

A typical Internet access network that we would install can be expected to incorporate the following components:

1.
An external, commercial-grade, leased line, high-speed, broadband Internet connection to our on-premises Internet access network. We anticipate that the high-speed Internet connection will be leased from an established telecommunications service provider by either us or by the hotel property owner.

2.
Hardware including specialized computer servers (to handle “concurrent” multiple user Internet access and system administration functions, including user authentication and billing), security firewalls, high-speed routers and switches, cabling, and high-speed wireless (Wi-Fi) and wireline access points. Users in the hotel will “physically” connect to our Internet access network by accessing the wireless and wireline access points we will install throughout a hotel property. The Wi-Fi access points will utilize OEM commercial-grade Wi-Fi access points designed for commercial (as opposed to residential consumer, end-user installed) applications. The wireline access points could make use of commercially-available “piggy-back” technologies such as power line equipment which would permit a wireline (cable) PC connection to our network through the existing 120 volt electrical outlet circuits installed in a building or, where required, standard, dedicated-wireline (cable) Ethernet connections.

3.
Software to support network activities including user authentication and billing, “concurrent” (multiple) user access through our Internet access network and onto the Internet, system administration, security and software firewalls. Each user’s access onto our network will be authenticated to ensure they are a valid, paid user. After authentication, users will be automatically directed to the “home page” of a web-portal we will control for the hotel property. Our network design will integrate the necessary hardware and software components to ensure that the authentication and network “log-on” process will be very fast. Thereafter users are free to proceed about their business on the Internet.

Each Internet access network will be managed by our network operations center. The network operations center will monitor and manage the “traffic” between the Internet access network we have installed in the hotel and the Internet to ensure system security and user authentication. The network operations center will allow hotel guests to access the Internet and will ensure that payment for Internet usage is completed. We plan to use a proven, off-the-shelf, state-of-the-art software package developed by Nomadix, Inc. (“Nomadix”) for system monitoring and control purposes. Nomadix is a leading developer of Internet public-access gateways and embedded software solutions that provide transparent and secure high-speed Internet access. The Nomadix software includes a real time, data-base driven, customer billing system. The Nomadix software can also be expanded on a module-basis to include on-line credit card payment processing and can be programmed to interface with many of the property management systems used by hotel properties. We have no relationship with Nomadix.

The network operations center equipment will be physically located at either the hotel premises or at an off-site location. Initially, we plan to incorporate the network operations center equipment as part of our initial hotel network installation in order to minimize our up-front expenses. As the number of installations we complete increases, we will move the network operations center to premises at a centrally controlled and operated facility hosted at an off-site hosting services provider. In either case, our staff will be able to monitor and service the network operations remotely by connecting through the Internet to the equipment comprising the network operations center wherever it is hosted.

We have designed our Internet access network solutions to include the following features, which we believe are necessary to provide efficient and reliable Internet access service:

1.	Our Internet access networks will be designed to be scalable in order that each network is expandable in order to service new business demands.

2.
We will provide user and network security by providing dedicated firewall hardware and software. In the instance of Internet-based billing transactions, we plan to rely upon industry standard 128 bit encryption technology.

3.
We will use commercially available software for our software development tools and office software tools in order to minimize the amount of customized programming, that we will be required to complete to implement our Internet access solutions. Such programming would typically be related to the functioning of applications programming interfaces which support OEM hardware and software interoperability.

We will provide hotel properties with a variety of different means to enable hotel guests to pay for their Internet usage. Hotel guests may pre-pay for Internet usage by a charge to their room or their credit card in advance or may charge their usage to their credit-card on a real-time, pay-as-you-go basis. Prepaid sales may also be completed through the sale of pre-paid access cards by the hotel to their guests. These pre-paid cards would be sold by us to the hotel and would entitle the hotel guest to a specified period of access which would typically be one day. The exact method for each Internet access network will be the subject of negotiation between us and the hotel property owner. After a guest has arranged for payment of their Internet usage, a user identification number and a password will be issued to the guest. Thereafter, each guest will be subject to full user identification and password protection and fully encrypted security. The privacy of each user will be respected and nothing related to a specific user will be made available to any third parties without express authorization.

We will strive to provide a high quality user experience and ongoing user support. We plan to employ a prioritized response system that will be available to our customers 24 hours a day, 7 days a week. Our objective will be to develop user support and technical operations systems and procedures that will function through an escalating, user-initiated response system, including resources ranging from online response capabilities, hotel customer service staff where appropriate, and a manned user support system. Where necessary, user problems or issues will be quickly referred through front-line support personnel and onto more senior technical support staff. We anticipate that the level of user support and technical operations systems support that we are able to provide will increase as the number of Internet access networks that we have installed increases.

OUR INITIAL BUSINESS OPERATIONS

Our initial business operations will include the targeting and completion of our initial installations of Internet access networks on a project-by-project basis.

We attempted to secure our first contract for the installation of an Internet access network in June 2003. We entered negotiated an installation contract with a hotel property in Vancouver, British Columbia. However, the hotel property did not give final approval to the contract and we were unsuccessful in our attempt to enter into this contract. We have continued with our efforts to secure Internet access network installation contracts since this first unsuccessful attempt.

In February 2004, we entered into a contract to provide high-speed Internet access to the Empire Landmark Hotel located in Vancouver, British Columbia. This is our first Internet access network installation contract. We are attempting to secure additional contracts for additional installations at hotels within the Vancouver area. Our business strategy is to use the success of our initial installations in order to establish ourselves in the market place and to use the revenues from our initial installations in order to expand our business and complete additional installations.

We plan to design, purchase, install and commission each Internet access network that we will then own. For each project, we will provide initial training for hotel property staff and ongoing servicing and technical support. Depending upon the hotel property, we expect that sales revenues will be earned by us based upon a fixed percentage split of user charges, a fixed monthly amount, or a combination of both. The revenue sharing structure for each hotel property will be the subject of negotiations between us and the hotel property owner and will vary from project to project. The revenue sharing structure will be formalized in a long-term agreement entered into between us and the hotel property owner.

Under the terms of our initial contract for the Empire Landmark Hotel, we have agreed to purchase and install at our cost the network and Internet access hardware and software necessary to provide high speed Internet access to guest rooms and to other selected areas in the hotel, including the lobby and meeting/convention rooms. We will earn revenues through a revenue sharing agreement with the hotel whereby revenues generated by usage of the Internet access system will be shared between us and the hotel property. We will be entitled to 85% of all revenues, being all payments received for use of the system, less any refunds, and the hotel owner will be entitled to 15% of all revenues. This revenue sharing agreement has been structured in a manner to make it attractive to the hotel owner who will not have any upfront capital outlay to provide high-speed Internet access services to their guests, or any ongoing technical operations and servicing costs, thus minimizing their financial and operations risks in providing a desirable but very specialized service for their guests.

We anticipate it will take approximately two months to complete the installation of the Internet access network for the Empire Landmark Hotel property and to complete commissioning and testing. We anticipate commencing the installation in March 2004. Our contract requires that we complete and fully commission this installation by March 31, 2004. Once installed, we will test the installation for a one month period prior to full implementation. We will also be obligated to provide periodic training of hotel staff in order to support and facilitate operation of the Internet access network. The initial term of the contract will be for a five year term from the date of full implementation. In the event that we terminate the Internet services agreement before March, 2007, the hotel will be entitled to keep all of the equipment and associated assets installed in the premises at no additional cost.

Revenues for the purposes of the contract mean all payments received by either the hotel property owner or Nex Connectivity Solutions for the use of the installed network. The amount of revenues achieved will be dependent upon the usage of the network by hotel guests. User access and billing for Internet usage will be administered through a prepaid access card system using cards that we will provide and the hotel will sell to its guests. Factors that will affect usage include the percentage of business travelers at the hotel and the acceptance of the prepaid access card system by hotel guests.

We will keep our staffing requirements at a minimum while we target and complete our initial Internet access networks. Nex Connectivity Solutions hired two key staff members to enable us to complete initial projects. These individuals are Mr. Dennis Tan, chief technology manager, and Mr. Wong, user support manager. Each of Mr. Tan and Mr. Wong have been provided by 5G, our joint venture partner, at the expense of Nex Connectivity Solutions. We believe that Mr. Dennis Tan and Mr. Wong will be able to complete the management and supervision of our initial Internet access network installations without our being required to hire additional staff or contract personnel. Mr. Dennis Tan and Mr. Wong will supervise the sub-trades that we will be required to hire in order to complete each installation.

OUR PLANNED BUSINESS OPERATIONS

We plan to expand our business operations once we complete our initial installations of Internet access networks. The timing and the extent to which we are able to expand our operations will depend upon the success of our initial installations and the amount of revenues that we are able to generate. Our strategy is to keep our up-front costs as low as possible, while expanding operations when we are able to achieve efficiencies of scale from expanded operations.

Components of our planned business operations include the following:

1.
We plan to lease premises in order to provide us with the facilities that we require in order to implement our business plan. These leased facilities are planned to include the housing of our corporate, administrative, marketing, sales, user support and technical operations. We anticipate that we will initial require approximately 300 square feet of office premises. We anticipate that we will be able to lease packaged office premises in the Vancouver area for approximately $500 per month.

2.
We plan to lease space and Internet related services from an equipment-hosting operator. We anticipate that we will require these services in order to house our NOC equipment. The services to be provided by the equipment-hosting operator would include access to dedicated DNS servers, several varieties of web servers, dedicated e-mail services and specialized managed application servers. We anticipate based on our market research that we will be able to secure these hosting services in the Vancouver area for approximately $500 per month. We will outsource these hosting activities to a third-party professional computer equipment hosting organization in order to minimize our investment in expensive equipment and facilities, including high-speed telecommunication lines, controlled-environment computer room and online and physical security.

3.
We anticipate that we will hire up to four additional employees over the course of the next year, depending on the timing and success of our initial projects. Planned staffing requirements include one employee to supervise corporate and administrative matters, one employee to coordinate and implement marketing and sales efforts and four technical operations and user support employees to complete and operate future Internet access networks. We anticipate that employees will initially be hired on a contract or project basis, and then converted to employment status once our business matures.

4.
We plan to expand the functionality of the management information systems that will be employed in our network operations centers in order to increase the sophistication of the billing options that we are able to offer to hotel properties.

5.
We plan to investigate the sale and placement of banner advertisements on hotel property web portals. These advertisements would be managed through software that would track rotation and expiry, clicks and impressions. It is planned that general portal site content and services will be similarly software managed for usage and, as appropriate, content expiration and archiving onto searchable databases. We believe that sales of advertisements on hotel property web portals may be an additional source of revenues for us in the future if the volume of customer usage of our specialized Internet access networks is sufficient to justify such paid advertising placements.

OUR MARKETING STRATEGY

The initial principal component of our marketing strategy will be to use the completion of our initial hotel property network installation as a basis to secure additional Internet access network installation and operation contracts. We believe that hotel property owners will have a reluctance to enter into network installation and operation contracts with start-up companies that have not completed any network installations. Accordingly, we plan to use our initial hotel network installation to provide us with credibility that we can then leverage to negotiate network installation contracts with other hotel property owners in the Vancouver, British Columbia area.

We initially plan to conduct our marketing efforts using direct sales activities involving our directors and officers. We believe that we will need to establish direct contact between our directors and officers and hotel property owners as part of the initial marketing of our services and securing our initial network installation contracts. We plan to target hotel properties that are typically situated in the downtown areas of major cities and near airports. The targeted hotel properties will be typically financially stable, well established, and have high room utilization rates. Our objective will be able to secure installation contracts with hotel properties that will provide significant ongoing Internet usage by hotel guests and generate revenues from hotel guests utilizing our Internet access networks.

We plan to undertake a direct marketing campaign targeting our planned hotel niche and focus primarily on serving the Internet access needs of business travelers. Initial marketing efforts will be to target attractive hotel properties in the Vancouver, British Columbia area. Once established, we plan on pursuing further sales growth in other targeted market niches in the Vancouver area and then elsewhere geographically, starting in southwestern British Columbia and then moving onto other major centers across Canada and in the United States.

We believe that the performance of our specialized Internet access networks will be a key to our marketing efforts. Accordingly, we plan to invest significant funds in network software and hardware and we plan to keep current with the latest technology developments in the Internet access field. We plan to generate a strong demand for our Internet access networks by developing, expanding and optimizing our specialized Internet access network product and service offerings in order to better serve the needs of the business traveler. In this regard, we plan to:

(a)	Continually monitor, upgrade and modify our specialized Internet access networks in order to make each customer site visit experience as efficient, productive and enjoyable as possible.

(b)	Invest effectively in hardware, software and leased high-speed telecommunication lines in order to match available capacity to actual Internet usage patterns.

(c)	Deploy new and sophisticated software management and monitoring tools and technologies.

(d)	Contact our customers and hotel guests on a regular basis in order to obtain feedback regarding our Internet access services and to provide guidance our business strategies.

TECHNOLOGY SOLUTIONS DEVELOPMENT

We do not plan to develop the individual components that will be incorporated into our technology solutions. Rather, we intend to use existing commercially available technology solutions in order to design, install and operate Internet access networks. Our business success will depend in part upon our ability to incorporate the latest technology developments into our Internet access networks in order to minimize installation costs and to provide the greatest range of services to our customers. Accordingly, we will require that our technical staff be responsible for tracking industry developments affecting software, hardware and telecommunications that could impact on our ability to develop improvements to our Internet access networks. Our objective will be to ensure that we are continuously improving our Internet access services in order to meet changing user needs and to ensure the ongoing growth and satisfaction of our user base.

OUR INTELLECTUAL PROPERTY

The Internet access solutions that we will provide to our customers will primarily be comprised of commercially available hardware and software solutions. We anticipate that we will not be required to develop any of the individual hardware and software components that we will incorporate into our technology solutions. We believe that our competitive advantage will be based on our knowledge of existing Internet access network technology and our ability to design, install and operate Internet access technology solutions in a cost-effective and profitable manner. We will take measures to ensure that our know-how and trade secrets are protected through the execution of confidentiality agreements with third parties and through the execution of confidentiality and non-circumvention agreements with employees and consultants that we retain to carry out our business strategy. However, we anticipate that we will not rely on patent and copyright law for protection of any of our trade secrets or know-how. Accordingly, there is no assurance that competitors will not independently develop similar knowhow or otherwise obtain to our know-how, trade secrets, concepts, ideas and documentation. Furthermore, there is no assurance that confidentiality and non-competition agreements with our employees and consultants will adequately protect our trade secrets and know-how.

We will rely on commercially available software programs in order to implement and operate our Internet access networks. These third party software products will be critical to our business. Accordingly, we plan to retain and renew such software licenses and authorizations as are necessary for us to establish and continue our operations. As a licensee, we will have no assurances as to the future availability of any of the software that we require or the price at which the software owners charge us for the licenses that we require. Increases in software licensing fees may increase our cost of doing business. In addition, the inability or unwillingness of a software owner to license software that we require to us would force us to seek alternate software vendors and may result in increased costs and decreased functionality.

COMPETITION

We will face competition from companies that provide the following Internet access services to hotel properties:

1.
We will face competition from established telecommunications providers that are able to provide DSL and cable Internet services to hotel properties. While these services are more expensive than the Internet access network services that we plan to offer, they offer proven technology solutions that hotel owners may be more familiar with. Hotel property owners may decide to proceed with these services rather than using our services notwithstanding the increased cost. Competitors in this market in the Vancouver region include the following companies:

	a.	Telus Corporation – a major established national Canadian telecom firm providing DSL services, and;

	b.	Shaw Cable – a major regional Canadian cable operator providing cable Internet services.

2.
We will face competition from other Internet access network providers. As discussed, our technology solutions do not contain any proprietary components. Accordingly, other companies can and will design technology solutions that may enable them to provide Internet access solutions to hotel properties at costs that are less than conventional DSL and cable Internet services.

3.
We will face competition from “hot spot” operators who target hotel properties. While we believe that present “hot spot” technologies alone are not suitable for providing Internet access to individual guest rooms in a large hotel property, they may be appropriate for large common areas such as lobbies and meeting/conference rooms. The decision of hotel property owners to permit “hot spot” operators to provide services at their hotels may result in less demand for our Internet access networks. Competitors in this market in the Vancouver area include the following companies:

	a.	FatPort, and;

	b.	Boingo Wireless.

As a general rule, we expect that all of our competitors will have greater financial resources than we do due to the start-up nature of our business. Accordingly, competitors may be able to develop Internet access solutions that are technically superior to our Internet access networks and may be able to devote greater financial resources to the marketing of their services. Hotel property owners may also elect to proceed with established competitors rather than to enter into agreements with start-up companies. Due to these factors, there is a significant risk that our business will be materially and adversely impacted by competition.

GOVERNMENT REGULATION

We anticipate that our Internet access network business will not be subject to any direct regulation by any government agencies including, in Canada, the Canada Radio, Telephone and Telecommunications Commission (the “CRTC”) and, in the United States, the Federal Communications Commission (the “FCC”). However, we will be required to comply with general government regulations that are applicable to all businesses. We caution that in both Canada and the United States, there are ongoing discussions about the regulation of Internet operations and related economic activities. Topical issues include the following:

1.	Whether Internet access providers should continue to be classified as regulated “Information Service Providers”), rather than, in the United States, as “Regulated Telecommunications Providers”;

2.
Whether Internet access providers should be required to contribute to a “Universal Service Fund”, which, in the United States, subsidizes phone services for rural and low-income consumers and supports Internet access for schools and libraries;

3.	What regulations, if any, should apply to the evolving use of the Internet for data and telecommunications transmissions.

In addition, the current regulatory situation in Canada and the United States is subject to change, which change could include increased regulation by the CRTC or the FCC. Increased regulation may result in increased costs to us in carrying out our business operations. Increases in costs could have the ultimate effect of reducing the usage of our Internet access networks by our customers or may decrease our expected gross margins and profits.

EMPLOYEES

We currently have three part-time employees and no full-time employees. Our part-time employees include Mr. Joseph Bowes, our sole executive officer, Mr. Dennis Tan, our chief technical manager, and Mr. Hsein Loong Wong, our user support manager. Each of Mr. Dennis Tan and Mr. Wong provide their services to us on a contract basis.

SUBSIDIARIES

Our 51% interest in Nex Connectivity Solutions is owned by Gilder Tech Ventures Inc., a Canadian federal corporation, that is our wholly owned subsidiary.

OUR PRIOR BUSINESS

We were previously engaged in the business of mineral exploration. We entered into an option agreement with Rozemary Webb (the “Optionor”) on June 26, 2002, whereby we acquired the option to acquire a 100% undivided interest in certain mining leases that had previously been mined on a small scale which are located in the Discovery Lake area of the Northwest Territories of Canada (the “Mon Property”). Under the terms of the option agreement, we paid to Ms. Webb a total of $10,000 CDN. Under the terms of the option agreement, we were entitled to earn a 100% interest in the Mon Property by completing the following:

1.	Paying to the Optionor $100,000 CDN as follows:

	(A)	$10,000 upon execution of the option agreement;

	(B)	$10,000 on or before December 31, 2003;

	(C)	$25,000 on or before December 31, 2004;

	(D)	$25,000 on or before December 31, 2005;

	(E)	$30,000 on or before December 31, 2006; and

2.	Incurring exploration expenditures of $700,000 CDN on the Mon Property as follows:

	(A)	$15,000 on or before December 31, 2003;

	(B)	an additional $35,000 on or before December 31, 2004;

	(C)	an additional $150,000 on or before December 31, 2005;

	(D)	an additional $500,000 on or before December 31, 2006; and

3.	Executing a net smelter royalty agreement in favor of the Optionor.

We undertook an initial exploration program in 2002 which consisted of the following activities:

1.	Review of existing geological reports on the Mon Property and research into related geology for the region conducted by a professional consulting geologist.

2.	Site visit conducted by a professional consulting geologist to:

	a.	Investigate the validity of the concept of an additional mineralized zone on the property.

	b.	Locate, re-log and sample existing, on-site previously unsampled drill core that should intersect the proposed mineralized zone.

	c.	Trace and evaluate the possible north-northwest extension of a previously identified gold bearing structural zone.

	d.	Undertake a cursory evaluation of the existing tailings facility on the Mon Property and other possible environmental liabilities from prior mining operations.

3.	Review and analysis of sample test results conducted by a professional consulting geologist.

We received a geological report on our exploration program. The geological report was prepared by Mr. Rex Pegg, of Pegg Geological Consultants Ltd., a professional consulting geologist, and concluded that the Mon Property did not warrant further exploration based on the results of the work undertaken.

Accordingly, we determined to abandon our Mon Property option in August 2002. The option agreement was terminated by us on August 21, 2002 in accordance with the terms of the option agreement. Once we made this determination, we commenced the process of targeting other mineral properties for exploration and development work. Our investigations in this regard proved unsuccessful and in early 2003 we abandoned the mineral exploration and development business altogether in favor of pursuing other business opportunities.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. We plan to file a registration statement with the Securities and Exchange Commission to become a reporting company under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. We currently have no plans to provide security holders with annual reports or audited financial statements until such time as we become a reporting company under the Securities Exchange Act of 1934. Thereafter, we will file annual reports with the Securities and Exchange Commission which will include audited financial statements. We anticipate that we will deliver our annual reports with our audited financial statements to our security holders in connection with our annual general meetings. When we are a reporting company under the Securities Exchange Act of 1934, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of Gilder Enterprises, Inc.’s electronic filings.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time period specified, subject to our obtaining the requisite financing where applicable:

1.
We plan to complete the installation of the Internet access network at the Empire Landmark Hotel in Vancouver, British Columbia pursuant to our Internet services agreement with the property owner. Our objective is to complete the installation of this Internet access network and commissioning by April 30, 2004. We anticipate that the cost of this installation will be approximately $15,000 including the network operations center equipment to be located onsite.

2.
We plan to attempt to secure additional installation contracts with additional hotel property owners for the installations of our Internet access networks. Our objective is to complete two to three additional new Internet access network installations during the next twelve months. We anticipate that we will incur installation and commissioning costs in the range of $44,000 to $64,000 for these additional network installations and for additional network operations center equipment during this period.

3.
We plan to locate a network operations center at the facilities of a computer equipment hosting service provider. We anticipate that we will proceed with the set up of a network operations center after the completion our third or fourth network installation. We anticipate we will spend approximately $6,000 over the next twelve months for computer hosting services to be provided by a third party hosting provider for our network operations center.

4.
We anticipate that we will proceed with the lease of approximately 300 square feet of packaged office premises after the completion of our second network installation. We anticipate we will spend approximately $6,000 over the next twelve months in respect of the set up and operation of these leased offices.

5.
We anticipate spending approximately $60,000 on ongoing operating and administrative expenses. This amount includes an estimated $6,000 for purchase of office equipment. In our first twelve months of operations, we anticipate that our monthly operating costs will grow to an average of approximately $5,000 per month. These ongoing expenses will include our administrative and technical operations and user support activities.

6.
We also anticipate spending approximately $25,000 on legal and accounting professional fees that we will incur in filing a registration statement with the Securities and Exchange Commission under the Securities Act of 1933. We anticipate filing a registration statement under the Securities Exchange Act of 1934. Accordingly, we will incur ongoing reporting obligations under the Securities Exchange Act of 1934 once our registration statement is effective.

We anticipate we will be spending approximately $156,000 to $176,000 over the next twelve months in pursuing our plan of operations. Of these anticipated expenditures, we anticipate $90,000 will be spent on our plan of operations in the next six months. Our cash position was $44,938 as of February 29, 2004 and we had working capital of $31,197 as of February 29, 2004.

We have budgeted for our future capital requirements based upon current estimates of customer and business growth and anticipated revenues and expenses associated with installations of Internet access networks. We cannot be certain that actual revenues will meet our expectations or that expenditures will not be significantly higher than anticipated. In addition, there is no assurance that we will be able to meet our strategic objectives or that we will have access to adequate capital resources on a timely basis, or at all, that will enable us to carry out our plan of operations. If revenues are less than anticipated or if expenses are greater than anticipated, then we will have to adjust our plan of operations to reduce our expenditures. In this case, then we would delay the hosting of our network operations center by a third party hosting service and our leasing of office space and would concentrate all of our resources on securing and completing installation contracts.

Results Of Operations

We have not earned any revenues to date. Our business plan is to earn revenues from Internet access fees paid by hotel guests for hotels where we have installed Internet access networks. We anticipate that revenues will be shared between ourselves and the hotel property owners based upon negotiated revenue sharing agreements. We anticipate that most revenue sharing agreements will provide for minimum monthly revenue amounts payable to us in order to enable us to recover the cost of the network equipment and software and commissioning costs.

We incurred operating expenses in the amount of $19,331 for the year ended May 31, 2003, excluding the effects of losses from our discontinued operations. For the nine-month period ended February 29, 2004 we incurred further operating expenses of $24,417 in securing our first Internet access network installation contract with the Empire Landmark Hotel and in connection with the preparation of the Form SB-2 registration statement of which this prospectus forms a part. Our operating expenses were comprised of start up expenses in connection with the establishment of our operations. We anticipate that our operating expenses will increase substantially over the next twelve-month period due to the fact that we plan to expand our business operations and we will be completing the filing of a registration statement with the Securities and Exchange Commission during this period.

We believe that our principal operating expenses will be characterized as follows:

(a)	We will incur general and administrative expenses that should consist primarily of corporate and administrative payroll costs, professional fees and rent and related office administration costs.

(b)
We will incur marketing and sales expenses that should consist primarily of sales and marketing employee payroll costs and travel expenses, sales materials, creative media and productions costs and advertising.

(c)
We will incur technical operations and user support expenses. These expenses should consist primarily of payroll costs for our technical operations and user support personnel. These technical operations and user support expenses will be incurred in connection with Internet access network installations and ongoing systems operations and telecommunications costs.

(d)
We will also realize depreciation expenses which should consist of non-cash, periodic charges that apply to the cost of site infrastructure, including server, network and telecommunications equipment and software systems, and also furniture, fixtures and office equipment. These assets will be depreciated over their useful lives.

We incurred a loss of $37,773 (including a loss from discontinued operations of $18,355) for the year ended May 31, 2003 and a loss of $24,232 for the nine-month period ended February 29, 2004. Our net losses were attributable entirely to our operating expenses. We anticipate continuing operating losses in the foreseeable future as we carry out our business plan and incur increased operating expenses, as discussed above. The amount and the extent of our operating losses will depend on our success in implementing our business strategy.

Financial Condition and Liquidity

We had cash of $44,938 as of February 29, 2004 and working capital of $31,197 as of February 29, 2004.

As discussed above under Plan of Operations, we anticipate that we will be spending approximately $148,000 over the next twelve-month period pursuing our plan of operations. Of these anticipated expenditures, we anticipate that $80,000 will be spent on our plan of operations in the next six months.

We anticipate that our present cash reserves will be sufficient for us to complete our initial Empire Landmark Hotel network installation contract. However, our present cash reserves and working capital will not be sufficient for us to sustain our business operations over the next twelve months without additional financing or without substantial revenues from our initial contract. We anticipate that we may require additional financing in order to pursue our business plan if: (a) the costs of implementing our business plan are greater than anticipated; or (b) we are unsuccessful in earning sufficient revenues after commencement of the operations of our initial Internet access network in order to fund our plan of operations.

We have advanced $25,500 to Nex Connectivity as of February 29, 2004 in order to fund its start-up operations and its initial Internet access network installation. 5G Wireless has transferred equipment and software with fair value of $10,000 to Nex Connectivity. There is no assurance that 5G Wireless will advance any additional funds to us.

We anticipate that if we pursue any additional financing, the financing would be an equity financing achieved through the sale of our common stock. We do not have any arrangement in place for any debt or equity financing. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. In the event we are not successful in obtaining such financing when necessary, we may not be able to proceed with our business plan.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Discontinued Operations

We were originally incorporated to pursue mineral exploration and development business opportunities. We acquired an option to acquire an interest in the Mon Property in June 2002. We determined in January 2003 to abandon our mineral exploration and development business. Due to this discontinuation of our prior business, our results of operations for the year ended May 31, 2003 from continued operations reflects expenses associated with our current business activities from January 31, 2003 to May 31, 2003.

Description Of Property

We do not lease or own any real property. Our head office is located at the business premises of Angus Consulting Inc., a private company controlled by Mr. Joseph Bowes, our sole executive officer and director, at 3639 Garibaldi Drive, North Vancouver, British Columbia V7H 2W2, Canada. These services are provided pursuant to our management agreement with Angus Consulting Inc. We anticipate that these premises will be sufficient for our initial operations. As discussed under Description of Business, we plan to lease office space once our business operations are expanded beyond our initial start-up phase.

Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any of our directors or executive officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any member of the immediate family, including spouse, parents, children, siblings, and in-laws, of any of the foregoing persons.

Purchase of Common Stock by Directors

Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors, acquired 4,000,000 shares of our common stock in his own name at a price of $0.001 per share on April 25, 2002. Mr. Bowes paid a total purchase price of $4,000 for these shares.

Mr. Jun Nam (Johnny) Lee, one of our directors, purchased 187,500 shares of our common stock in his own name at a price of $0.02 per share on June 18, 2002. Mr. Jun Nam Lee paid a total purchase price of $3,750 for these shares. Mr. Mark Lee, the brother of Jun Nam (Johnny) Lee, one of our directors, purchased 187,500 shares of our common stock in his own name at a price of $0.02 per share on June 18, 2002. Mr. Mark Lee paid a total purchase price of $3,750 for these shares.

Management Services Agreement

We have entered into a management services agreement with Angus Consulting Inc., a company controlled by Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors. Under the terms of the management services agreement, we pay Angus Consulting Inc. fees of $900 per month in consideration for management and administrative services to be provided by Angus Consulting Inc. to us. This agreement was entered into on July 1, 2002 and will continue for a two year term expiring on June 30, 2004.

Nex Connectivity Joint Venture

We entered into a joint venture agreement with 5G Wireless on May 25, 2003. The joint venture agreement was entered into with the intent to form corporations to carry out the joint venture business of providing high-speed Internet access to hotel and other targeted properties. The initial joint venture corporation that was incorporated to give effect to the joint venture’s business purpose was Nex Connectivity Solutions, a Canadian federal corporation. Nex Connectivity Solutions will carry out the joint venture’s business operations in Canada. We entered into a shareholders agreement with 5G Wireless on May 25, 2003 that governs our ownership of Nex Connectivity Solutions. The terms of the joint venture agreement and the shareholders agreements with 5G are described in detail under the heading “Description of Business – Our Joint Venture.”

We have agreed pursuant to the joint venture agreement and the shareholders agreement to advance up to $40,000 to Nex Connectivity Solutions as a loan in order to fund its start-up operations and its initial Internet access network installation. In exchange, 5G Wireless has agreed to provide certain network hardware and software valued at $10,000, (ii) the services of Dennis Tan and Hsein Loong Wong as employees to provide technical expertise and support; and (iii) a license of certain billing software developed by 5G wireless for the management of hotel Internet access networks. 5G Wireless and Michael Tan, the principal of 5G Wireless, have each provided a guarantee of repayment, with accompanying security, of our loan to Nex Connectivity Solutions. To February 29, 2004, we had advanced $25,500 to Nex Connectivity Solutions as shareholders loans pursuant to the joint venture agreement and the shareholders agreement.

Dennis Tan

Mr. Dennis Tan, the chief technical manager of Nex Connectivity Solutions, is the brother of the president and a director of 5G Wireless. We anticipate that we will retain Mr. Dennis Tan to provide services in connection with the installation and operation of our initial Internet access networks. We anticipate that Nex Connectivity Solutions will pay Mr. Dennis Tan an hourly or daily fee for his services. In addition, we may grant incentive stock options to Mr. Dennis Tan pursuant to our 2003 Stock Option Plan.

5G Wireless Loan

5G Wireless has transferred equipment and software with fair value of $10,000 to Nex Connectivity. As at February 29, 2004, this amount of $10,000 was recorded as “Loans Payable” on our financial statements. These loans payable are non-interest bearing and repayable only when 5G Wireless ceases to be a shareholder of Nex Connectivity.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had one hundred six (106) registered shareholders.

Rule 144 Shares

A total of 7,750,000 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 78,550 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 4,187,500 of the total shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the Over-The-Counter Bulletin Board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the Over-The-Counter Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the Over-The-Counter Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our plan of operations, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EQUITY COMPENSATION PLAN INFORMATION

We have one equity compensation plan under which shares of our common stock have been authorized for issuance to our officers, directors, employees and consultants, namely our 2003 Stock Option Plan. Our 2003 Stock Option Plan has been approved by our shareholders. We do not have any equity compensation plans that have not been approved by our shareholders.

The following summary information is presented for our 2003 Stock Option Plan as of our fiscal year end of May 31, 2003.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	NIL	Not Applicable	400,000 Shares
Equity Compensation Plans Not Approved By Security Holders	Not Applicable	Not Applicable	Not Applicable

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our chief executive officer, Mr. Joseph Bowes, for all services rendered in all capacities to us for the fiscal year ended May 31, 2003. We do not have any other executive officers other than Mr. Bowes.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Joseph G. Bowes(1)	President, Secretary, Treasurer, CEO, CFO and Director	2003 2002	$0 $0	0 0	0 0	0 0	0 0	0 0	0 0

(1)
We paid $9,900 to Angus Consulting Inc., a private company controlled by Mr. Joseph Bowes, our sole executive officer, as fees for management and administrative services rendered in the year ended May 31, 2003. Pursuant to this same agreement, for the nine-month period ended February 29, 2004 a further $8,100 owing to Angus Consulting Inc. has been accrued.

Stock Option Grants

We did not grant any stock options to any of our executive officers since our inception.

Stock Option Grants

We did not grant any stock options to any of our executive officers during the period from our inception to our most recent fiscal year ended May 31, 2003. We have also not granted any stock options to any of our executive officers since May 31, 2003.

Exercises Of Stock Options And Year-End Option Values

No stock options have been exercised by any of our executive officers during the period from our inception to our most recent fiscal year ended May 31, 2003. No stock options have been exercised by any of our executive officers since May 31, 2003.

Management Agreement

We have entered into a management services agreement with Angus Consulting Inc., a company controlled by Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors. Under the terms of the management services agreement, we pay Angus Consulting Inc. fees of $900 per month in consideration for management and administrative services to be provided by Angus Consulting Inc. to us. This agreement was entered into on July 1, 2002 and will continue for a two year term expiring on June 30, 2004. The services of Mr. Bowes are provided to us by Angus Consulting pursuant to this management agreement.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We may grant options to our directors purchase shares of our common stock, however we have not granted any options to date. Our 2003 Stock Option Plan permits the grant of options for the purchase of shares of our common stock to our directors and officers.

Financial Statements

The following financial statements of :

1.	Auditors’ Report;

2.	Unaudited and audited financial statements for the nine-month period ended February 29, 2004 and the year ended May 31, 2003, including:

	a.	Consolidated Balance Sheets as at February 29, 2004 (unaudited) and May 31, 2003 (audited);

	b.	Consolidated Statements of Operations for:

		(i)	the nine months ended February 29, 2004 (unaudited);

		(ii)	the nine months ended February 28, 2003 (unaudited);

		(iii)	the period ended May 31, 2003 (audited);

		(iv)	the period ended May 31, 2002 (audited); and

		(v)	the period from April 25, 2002 (inception) to February 29, 2004 (cumulative, unaudited); and

		(vi)	the period from April 25, 2002 (inception) to May 31, 2003 (cumulative, audited);

	c.	Consolidated Statements of Changes in Stockholders’ Equity for:

		(i)	the period from April 25, 2002 (inception) to May 31, 2002 (audited);

		(ii)	the period from May 31, 2002 to May 31, 2003 (audited); and

		(iii)	the nine months from February 29, 2004;

	d.	Consolidated Statements of Cash Flows for:

		(i)	the nine months ended February 29, 2004 (unaudited);

		(ii)	the nine months ended February 28, 2003 (unaudited);

		(iii)	the period ended May 31, 2003 (audited);

		(iv)	the period ended May 31, 2002 (audited); and

		(v)	the period from April 25, 2002 (inception) to February 29, 2004 (cumulative, unaudited); and

		(vi)	the period from April 25, 2002 (inception) to May 31, 2003 (cumulative, audited);

	e.	Summary of Significant Accounting Policies; and

	f.	Notes to Financial Statements.

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Financial Statements
February 29, 2004 (unaudited) and May 31, 2003
(Stated in US Dollars)

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Financial Statements
February 29, 2004 (unaudited) and May 31, 2003
(Stated in US Dollars)

BDO Dunwoody LLP	600 Park Place
Chartered Accountants	666 Burrard Street
Vancouver, BC, Canada V6C 2X8
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

Independent Auditors’ Report

To the Directors and Stockholders of
Gilder Enterprises, Inc.
(A Development Stage Company)

We have audited the Consolidated Balance Sheets of Gilder Enterprises, Inc. (a development stage company) as at May 31, 2003 and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the year ended May 31, 2003, the period from April 25, 2002 (inception) to May 31, 2002 and the cumulative period from April 25, 2002 (inception) to May 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gilder Enterprises, Inc. as of May 31, 2003 and the results of its operations and its cash flows for the year ended May 31, 2003, the period from April 25, 2002 (inception) to May 31, 2002 and the cumulative period from April 25, 2002 (inception) to May 31, 2003 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company was recently incorporated, has no established source of revenue and has accumulated operating losses of $40,704 since its inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
June 20, 2003

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Balance Sheets
(Stated in US Dollars)

		February 29	May 31
		2004	2003
		(Unaudited)
Assets

Current
Cash		$44,938	$57,581
Receivables		1,027	-
		45,965	57,581
Prepaid equipment deposits (Note 4)		2,212	16,724
Computer equipment and software (Note 5)		16,905	-
Total Assets		$65,082	$74,305

Liabilities and Stockholders’ Equity

Liabilities

Current
Accounts payable and accrued liabilities		$13,268	$8,074
Due to related party (Note 2)		1,500	1,500
		14,768	9,574
Loans payable (Note 4(a))		10,000	-
		24,768	9,574

Minority interest in Nex Connectivity Solutions Inc.		-	185
Stockholders’ equity
Share capital
Authorized
100,000,000	shares of preferred stock,
	par value $0.001 per share
100,000,000	shares of common stock,
	par value $0.001 per share
Issued
7,855,000	(May 31, 2003 – 7,855,000) shares of
	common stock	7,855	7,855
Additional paid-in capital		97,395	97,395
Deficit accumulated in the development stage		(64,936)	(40,704)
		40,314	64,546
Total Liabilities and Stockholders’ Equity		$65,082	$74,305

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Statements of Operations
(Stated in US Dollars)

					April 25	April 25
					2002	2002
	Nine months ended		Period ended		(inception) to	(inception) to
	February 29	February 28	May 31		May 31	February 29
	2004	2003	2003	2002	2003	2004
	(Unaudited)		(12 months)	(5 weeks)	(Cumulative)	(Cumulative)
						(Unaudited)
Operating Expenses
Professional fees	$15,032	$741	$8,916	$-	$8,916	$23,948
Office and administrative services	9,385	7,239	10,415	-	10,415	19,800
Total operating expenses	(24,417)	(7,980)	(19,331)	-	(19,331)	(43,748)
Other income
Interest	-	29	61	-	61	61
	(24,417)	(7,951)	(19,270)	-	(19,270)	(43,687)
Minority interest	185	-	(148)	-	(148)	37
Loss from continued operations	(24,232)	(7,951)	(19,418)	-	(19,418)	(43,650)
Loss from discontinued operations
(Note 6)	-	(18,355)	(18,355)	(2,931)	(21,286)	(21,286)
Net loss for the period	$(24,232)	$(26,306)	$(37,773)	$(2,931)	$(40,704)	$(64,936)

Basic and diluted loss per share
- continued operations	$(0.003)	$(0.001)	$(0.003)	$-	$(0.003)	$(0.006)
- discontinued operations	-	(0.002)	(0.002)	(0.001)	(0.003)	(0.003)
Net loss per share	$(0.003)	$(0.003)	$(0.005)	$(0.001)	$(0.006)	$(0.009)

Weighted average outstanding
shares	7,855,000	7,571,429	7,607,500	4,000,000	7,267,169	7,518,889

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Statement of Changes in Stockholders’ Equity
(Stated in US Dollars)

				Deficit
				Accumulated
			Additional	in the	Total
	Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Issued on April 25, 2002 (inception) at $0.001 per share	4,000,000	4,000	-	-	4,000
Net loss for the period	-	-	-	(2,931)	(2,931)

Balance, May 31, 2002	4,000,000	4,000	-	(2,931)	1,069
Issued in June 2002 at $0.02 per share	3,750,000	3,750	71,250	-	75,000
Issued in May 2003 at $ 0.25 per share	105,000	105	26,145	-	26,250
Net loss for the year	-	-	-	(37,773)	(37,773)

Balance, May 31, 2003	7,855,000	7,855	97,395	(40,704)	64,546
Net loss for the period	-	-	-	(24,232)	(24,232)

Balance, February 29, 2004 (unaudited)	7,855,000	$7,855	$97,395	$(64,936)	$40,314

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Stated in US Dollars)

					April 25	April 25
					2002	2002
	Nine months ended		Period ended		(inception) to	(inception) to
	February 29	February 28	May 31		May 31	February 29
	2004	2003	2003	2002	2003	2004
	(Unaudited)		(12 months)	(5 weeks)	(Cumulative)	(Cumulative)
Cash provided by (used in)						(Unaudited)
Operating activities
Net loss from continued operations	$(24,232)	$(7,951)	$(19,418)	$-	$(19,418)	$(43,650)
Adjustments to reconcile loss from
continued operations to cash
used in operating activities
Minority interest	(185)	-	185	-	185	-
Increase in receivables	(519)	-	-	-	-	(519)
Increase in accounts payable
payable and accrued liabilities	5,194	380	8,074	-	8,074	13,268
Cash used in continued operations	(19,742)	(7,571)	(11,159)	-	(11,159)	(30,901)
Cash used in discontinued operations	-	(21,254)	(21,254)	(32)	(21,286)	(21,286)
	(19,742)	(28,825)	(32,413)	(32)	(32,445)	(52,187)
Financing activities
Shares issued for cash	-	75,000	101,250	4,000	105,250	105,250
Increase in due to related party	-	-	-	1,500	1,500	1,500
	-	75,000	101,250	5,500	106,750	106,750
Investing activity
Prepaid equipment deposits	14,004	-	(16,724)	-	(16,724)	(2,720)
Purchase of computer equipment and
software	(6,905)	-	-	-	-	(6,905)
	7,099	-	(16,724)		(16,724)	(9,625)
Net increase (decrease) in cash	(12,643)	46,175	52,113	5,468	57,581	44,938
Cash, beginning of period	57,581	5,468	5,468	-	-	-
Cash, end of period	$44,938	$51,643	$57,581	$5,468	$57,581	$44,938
Supplemental information
Interest and taxes paid	$-	$-	$-	$-	$-	$-
The following transactions which did not result
in cash flows have been excluded from
financing and investing activities
Transfer of assets for debt (Note 4(a))	$10,000	$-	$-	$-	$-	$10,000
Prepaid equipment deposits to be
refunded (Note 4(c))	$508	$-	$-	$-	$-	$508

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc.
(A Development Stage Company)

Summary of Significant Accounting Policies
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

Basis of Presentation

These financial statements are stated in US dollars and are prepared in accordance with US generally accepted accounting principles. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”.

Included in the financial statements are the accounts of the Company and its subsidiaries Gilder Tech Ventures Inc. (incorporated on March 26, 2003, wholly-owned) and Nex Connectivity Solutions Inc. (incorporated on March 25, 2003, 51% owned (Note 4)).

All significant intercompany transactions and balances have been eliminatedon consolidation.

Unaudited Interim Information
In the opinion of the Company’s management, the balance sheet as of February 29, 2004 and the statements of operations, changes in stockholders’ equity and cash flows for the nine-month periods ended February 29, 2004 and February 28, 2003 contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the nine-month periods ended February 29, 2004 and February 28, 2003 are not necessarily indicative of the results for any other periods.

Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s best estimates as additional information becomes available in the future.

Income Taxes
The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

Financial Instruments
The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, amounts due to related party and loans payable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments, except for loans payable, approximate their carrying values due to the short-term or demand nature of the instruments. The fair value of the loans payable in connection with the transfer of assets approximates the transfer price.

Gilder Enterprises, Inc.
(A Development Stage Company)

Summary of Significant Accounting Policies
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

Loss Per Share
Loss per share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share equals basic loss per share for the periods presented in these financial statements because there are no common stock equivalents.

Computer equipment and software
Computer equipment and software are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is computed using the declining-balance method over the estimated useful lives of the assets as follows:

Computer equipment	– 30%
Software	– 50%

As the Company has only recently entered into a contract to provide high-speed Internet access services to an established hotel property and its guests in Vancouver, Canada (Note 4), it had no active operations. As a result, no depreciation has been recorded for the nine-month period ended February 29, 2004.

Revenue Recognition
Revenue from Internet access service will be recognized when the service is provided. Proceeds from the sale of prepaid access cards will be deferred and recorded as customer deposits until such time as the service is provided and the revenue earned.

Foreign Currency Translation and Transactions
The Company's functional currency is the United States dollar, however, the functional currency of both of its subsidiaries is the Canadian dollar as substantially all of their operations are in Canada.

Assets and liabilities of subsidiary operations denominated in a foreign currency are translated into US dollars at the exchange rate in effect at the period end. Revenue and expenses are translated at the average rates of exchange prevailing during the periods. The cumulative effects of these translation adjustments will be included in the Accumulated Other Comprehensive Loss account in Stockholders' Equity. Because the Canadian subsidiaries were only recently incorporated, as at February 29,2004 and May 31, 2003, the accumulated other comprehensive loss was $Nil.

Transactions conducted in currencies other than the respective functional currency are recorded using the exchange rate in effect on the transaction date. At the period end, monetary assets and liabilities are translated to the functional currency using the exchange rate in effect at the period end date. Transaction gains and losses are recorded in the Statement of Operations.

Gilder Enterprises, Inc.
(A Development Stage Company)

Summary of Significant Accounting Policies
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

Comprehensive Income
The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company will be disclosing this information on its Statements of Operations and Changes in Stockholders' Equity. Comprehensive income is comprised of net income (loss) and all changes to stockholders' equity except those resulting from investments by owners and distributions to owners. Comprehensive loss equals the reported net loss for the periods presented.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (“FIN No. 46”), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

The implementation of this new standard is not expected to have a material effect on the Company’s financial statements

Gilder Enterprises, Inc.
(A Development Stage Company)

Summary of Significant Accounting Policies
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

New Accounting Pronouncements - Continued
On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of this new standard did not have a material effect on the Company’s financial statements.

Gilder Enterprises, Inc.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

1.

Nature of Business and Ability to Continue Operations

Gilder Enterprises, Inc. was incorporated on April 25, 2002 under the laws of the State of Nevada. The Company was originally established to pursue mineral exploration and development business opportunities. In January 2003, the Company abandoned its mineral exploration activities. In May 2003, the Company entered into an agreement with a Singapore company whereby the Company and the Singapore company would pursue opportunities to provide high speed Internet access to hotel and other targeted properties. Pursuant to the agreement, the Company has become a 51% stockholder in Nex Connectivity Solutions Inc. (“Nex Connectivity”, a newly incorporated company) while the Singapore company controls the remaining 49% of shares of the subsidiary (Note 4).

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has no established source of revenue, and accumulated operating losses from inception to February 29, 2004 and May 31, 2003 of $64,936 and $40,704, respectively. The continuation of the Company is dependent upon achieving a profitable level of operations as well as obtaining further long-term financing. Management plans to raise equity capital to finance the operations and capital requirements of the Company. The Company has committed all of its net working capital to complete the development of the Company’s business plan. It plans to undertake the design, installation and operation of Internet access network(s) and necessary marketing efforts to commence the operation of its newly chosen line of business and to secure further long-term financing. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available to sustain operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might arise from this uncertainty.

2.	Due to Related Party Amounts due to the Company’s president are unsecured, non-interest bearing and repayable on demand.

Gilder Enterprises, Inc.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

3.

Stock Option Plan

In 2003, the Stockholders approved the 2003 Stock Option Plan (“the Plan”) for directors, officers, and employees of the Company and its subsidiaries. The maximum number of common shares to be issued under the Plan initially is 400,000 shares of common stock, provided that the number of common shares that may be reserved for exercise of options granted to any person shall not be at any given time more than 3% of the Company’s issued shares. Under the Plan, stock options are granted at the discretion of the Board of Directors. Options granted must be exercised no later than ten years (five years in the case of an incentive stock option granted to a holder of 10% of the Company’s common stock) after the date of the grant or such lesser periods as any applicable regulations may require, unless otherwise specified. Unless otherwise specified, options granted vest at the rate of not less than 20% per year such that they are fully vested on the date which is no later than five years after the date of grant. The aggregate fair market value of the common stock issued with respect to the exercising of incentive options by a holder shall not exceed $100,000 per calendar year. For incentive options or any options granted to qualified employees, the exercise price shall not be less than the fair market value of the Company’s common stock on the grant date. (In the case of options granted to a holder of more than 10% of the Company’s common stock, the option price must not be less than 110% of the market value of the common stock on the grant date.)

No options have been granted from inception through February 29, 2004.

4.	Commitments
a)

Agreement with 5G Wireless Communications Pte Ltd. (“5G Wireless”)

On May 25, 2003, the Company entered into an agreement with 5G Wireless, a Singapore incorporated company of which a former director of the Company is the president and a director. The Company entered into the agreement to pursue a business opportunity of providing high-speed Internet access to hotel and other targeted properties. Nex Connectivity, a Canadian company was incorporated to give effect to the business purpose with the Company owning 51% of the shares and 5G Wireless owning the remaining 49%.

Gilder Enterprises, Inc.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

4.	Commitments - Continued

The Company has agreed pursuant to a shareholders’ agreement with 5G Wireless to provide management services and advance up to $40,000 to Nex Connectivity as a loan in order to fund its start-up operations and its initial Internet access network installation. 5G Wireless has agreed to provide (i) certain network hardware and software valued at $10,000 (ii) the technical expertise and support of its employees, and (iii) a license of certain software developed by 5G Wireless for the management of the Internet access networks. 5G Wireless and its President have each provided a guarantee of repayment of the loan advances to be made under the shareholders’ agreement. These guarantees are in turn supported by corresponding general security agreements. To February 29, 2004, the Company had advanced $25,500 (May 31, 2003 - $25,500) to Nex Connectivity as a loan pursuant to the shareholders’ agreement. Such amount has been eliminated on consolidation. The shareholders' agreement requires that 5G Wireless provide the hardware and software equipment as well as the license of the software to Nex Connectivity in the first quarter of the 2004 fiscal year. Accordingly, as at February 29, 2004, $10,000 was recorded as Loans Payable in connection with the transfer of assets to Nex Connectivity by 5G Wireless. These loans payable are non-interest bearing and are repayable only when 5G Wireless ceases to be a shareholder of Nex Connectivity.

b)

Management Services Agreement

The Company has entered into a Management Services Agreement with a company controlled by the Company’s President. Under the terms of the Management Services Agreement, the Company has agreed to pay a fee of $900 per month for a two-year term ending June 30, 2004, in consideration for management and administrative services.

During the year ended May 31, 2003, the Company paid $9,900 (2002 - $Nil) in fees under the Management Services Agreement. During the nine months ended February 29, 2004, the Company accrued $8,100 (nine months ended February 28, 2003 - $7,200) in fees under this agreement and $8,100 (May 31, 2003 - $Nil) was outstanding as at February 29, 2004.

c)

Prepaid equipment deposits

In February 2004, the Company, through Nex Connectivity, entered into an agreement with a company holding a Vancouver hotel property to provide high speed Internet connectivity for the hotel and its guests. In addition to the computer equipment and software programs on hand as at February 29, 2004, the Company plans to acquire approximately $7,500 of additional equipment, services and promotional materials for this hotel property account. Of this amount, as at February 29, 2004, a total of $2,212 (May 31, 2003 - $16,724) had already been paid to suppliers as a deposit on equipment and services that the Company plans to utilize in the pending installation. In the event that the Company terminates the Internet services agreement before March 1, 2007, the hotel will be entitled to keep all of the equipment and associated assets installed in the premises at no additional cost.

During the nine months ended February 29, 2004, the Company received a refund of all but $508 of the prepaid equipment deposits recorded at May 31, 2003 from the suppliers as the Company was unsuccessful in obtaining final approval of the original service contract with another hotel property. The remaining balance of $508 was included in Receivables at February 29, 2004.

Gilder Enterprises, Inc.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

5.	Computer equipment and software
			Accumulated	February 29
		Cost	depreciation	2004

	Computer equipment	$11,405	$-	$11,405
	Software	5,500	-	5,500
		$16,905	$-	$16,905

	The Company owned no computer equipment and software at May 31, 2003.

6.

Discontinued Operations

The Company was originally incorporated to pursue mineral exploration and development business opportunities. In June 2002, the Company entered into an option agreement to acquire a mineral property in the Northwest Territories in Canada. In January 2003, the Company terminated the option agreement and discontinued pursuit of its original mineral exploration activities. In May 2003, the Company entered into an agreement to pursue opportunities to provide high speed Internet access to hotel and other targeted properties.

To the date of abandoning its original business activities the Company had earned no revenues. Accordingly, all of the expenses for its discontinued operations, as summarized and under-noted below, are included as a single line item on the Statement of Operations. There were no assets or liabilities pertaining to the mineral exploration business on hand at February 29, 2004 and May 31, 2003.

	Nine months ended
	February 29	February 28	May 31
	2004	2003	2003	2002
			(12 months)	(5 weeks)
Exploration
Property research	$-	$1,715	$1,715	$-
Fieldwork – accommodation	-	2,264	2,264	-
Fieldwork – meals and supplies	-	931	931	-
Fieldwork – geologist	-	4,223	4,223	-
Fieldwork – sample transport and testing	-	1,136	1,136	-
Fieldwork – medivac and medical	-	1,189	1,189	-
	-	11,458	11,458	-
Property costs – option expense	-	6,730	6,730	-
Office, legal and other costs	-	167	167	2,931
Discontinued operations expense	$-	$18,355	$18,355	$2,931

Gilder Enterprises, Inc.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Stated in US Dollars)

Information related to the nine months ended February 28, 2003 and subsequent to May 31, 2003 is unaudited

7.	Income Taxes

	The tax effects of temporary differences that give rise to the Company’s deferred tax assets are as follows:

		February 29	May 31
		2004	2003
	Net losses carried forward	$22,078	$13,839
	Valuation allowance	(22,078)	(13,839)
	Deferred tax asset (liability)	$-	$-

The provision for income taxes differ from the amount computed using the federal statutory income tax rate as follows:

	Nine months ended
	February 29	February 28	May 31	May 31
	2004	2003	2003	2002
			(12 months)	(5 weeks)
Provision (benefit) at the
federal statutory rate	$(8,239)	$(8,944)	$(12,842)	$(997)
Increase in valuation allowance	8,239	8,944	12,842	997
	$-	$-	$-	$-

At May 31, 2003, the Company had losses available for income tax purposes of approximately $41,000 (2002 - $3,000) which, if not used, will expire in 2022 and 2023.

The Company evaluates its valuation allowance requirements based on projected future operations. Management has recorded a valuation allowance because it believes it is more likely than not that the future income tax benefits of the current loss will not be realized. When circumstances change and this causes a change in management’s judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance will be reflected in current income.

Where You Can Find More Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. That is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$116.17
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$17,000.00
Blue Sky fees and expenses	$2,000.00
Miscellaneous	$0.00
Total	$25,116.17

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

We issued 4,000,000 shares of common stock on April 25, 2002 to Mr. Joseph G. Bowes. Mr. Bowes is our founding director and is our president, chief executive officer, secretary, treasurer and chief financial officer. Mr. Bowes acquired 4,000,000 shares at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Act”) and are restricted shares as defined in the Act.

We completed an offering of 3,750,000 shares of our common stock at a price of $0.02 per share to a total of 18 purchasers on June 18, 2002. The total amount we received from this offering was $75,000. We completed the offering pursuant to Regulation S of the Act. Each investor represented to us that the investor was not a US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States and we did not offer any of the shares to any person in the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 105,000 shares of our common stock at a price of $0.25 per share to a total of 88 purchasers. This offering was completed in two tranches. The first tranche of 75,000 shares was completed to 59 investors on April 30, 2003. The second tranche of 30,000 shares was completed to 29 investors on May 14, 2003. The total amount we received from this offering was $26,250. We completed the offering pursuant to Regulation S of the Act. Each investor represented to us that the investor was not a US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States and we did not offer any of the shares to any person in the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to the purchaser in accordance with Regulation S. The investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

Item 27.	Exhibits

Exhibit
Number	Description
3.1	Articles of Incorporation(1)
3.2	Amended By-Laws(1)
4.1	Share Certificate(1)
5.1	Opinion of Cane O’Neill Taylor, LLC, with consent to use(1)
10.1	Option Agreement between the Company and Rozemary Webb dated June 26, 2002(1)
10.2	Management Services Agreement between the Company and Angus Consulting Inc. dated June 30, 2002(1)
10.3	Joint Venture Agreement between the Company, Michael Tan and 5G Wireless dated May 25, 2003(1)
10.4	Shareholders Agreement between the Company, Nex Connectivity Solutions and 5G Wireless dated May 25, 2003(1)
10.5	Amendment No. 1 to Joint Venture Agreement dated July 4, 2003 between the Company, 5G Wireless and Michael Tan(1)
10.6	Amendment No. 1 to Shareholders Agreement dated July 4, 2003 between the Company, Nex Connectivity Solutions, Michael Tan and 5G Wireless(1)
10.7	Internet Services Agreement dated February 1, 2004 between Nex Connectivity Solutions Inc. and Global Gateway Corp (dba Empire Landmark)(1)
23.1	Consent of BDO Dunwoody LLP(1)

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(1) Filed as an exhibit to this Form SB-2.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on March 22, 2004.

GILDER ENTERPRISES, INC.

By:	/s/ Joseph G. Bowes
Joseph G. Bowes, President

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Joseph G. Bowes, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

	President, Chief Executive Officer	March 22, 2004
/s/ Joseph G. Bowes	(Principal Executive Officer)
JOSEPH G. BOWES	Secretary, Treasurer,
Chief Financial Officer
(Principal Accounting Officer)
(Principal Financial Officer)
and Director

/s/ Jun Nam Lee	Director	March 22, 2004
JUN NAM LEE

/s/ Peter Vosotas	Director	March 22, 2004
PETER VOSOTAS